UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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The WhiteWave Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2014

Dear Fellow Stockholders,

It is my pleasure to invite you to attend our 2014 Annual Meeting of Stockholders on Thursday, May 15, 2014 at 9:30 a.m. (MDT), at the Denver Museum of Nature and Science, Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205. At the Annual Meeting, we will vote on the proposals described in this Proxy Statement and present a brief report on our business during 2013. We will conclude the meeting by inviting you to ask questions and make comments.

We are pleased this year to furnish our proxy materials to you over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On April 1, 2014, we mailed to our stockholders a Notice containing instructions on how to access our 2014 proxy statement and annual report and vote online. Stockholders who previously opted out of Internet access will receive a copy of the proxy statement and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet next year, if you received them by mail this year. We encourage you to choose electronic delivery of company materials whenever possible in order to help reduce the environmental impact of the Annual Meeting.

We look forward to seeing you at the meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

NOTICE OF STOCKHOLDERS’ MEETING

The 2014 Annual Meeting of Stockholders of The WhiteWave Foods Company, a Delaware corporation, will be held on Thursday, May 15, 2014, at 9:30 a.m. (MDT), at the Denver Museum of Nature and Science, Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205 for the following purposes:

1.	To elect two directors to our Board of Directors for a three-year term to expire at the 2017 Annual Meeting;

2.	To approve amendments to our charter prompted by the September 2013 conversion of our Class B common stock into Class A common stock;

3.	To approve amendments to our charter prompted by the completion of our separation from Dean Foods Company;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2014; and

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 21, 2014 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about April 1, 2014.

By order of the Board of Directors,

Roger E. Theodoredis
Executive Vice President, General Counsel and Corporate Secretary

April 1, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 15, 2014

WhiteWave’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available at www.whitewave.com.

i

Page
Outstanding Equity Awards at 2013 Fiscal Year-End	48
Option Exercises and Stock Vested in Fiscal Year 2013	49
2013 Pension Benefits	50
Nonqualified Deferred Compensation in Fiscal Year 2013	50
Executive Officer Severance	51
Estimated Payments Upon Termination Following a Change in Control	53
Estimated Payments Upon a Qualified Termination	54

OWNERSHIP OF WHITEWAVE COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS	56

OWNERSHIP OF WHITEWAVE COMMON STOCK BY CERTAIN BENEFICIAL OWNERS	58
Section 16(a) Beneficial Ownership Reporting Compliance	58

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING	59

WHERE YOU CAN FIND MORE INFORMATION	59
Expenses of Soliciting Proxies	60

ANNEX A—PROPOSED AMENDMENTS TO ARTICLE FOURTH OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PROMPTED BY THE CONVERSION OF OUR CLASS B COMMON STOCK	A-1

ANNEX B—PROPOSED AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PROMPTED BY THE COMPLETION OF OUR SEPARATION FROM DEAN FOODS	B-1

ANNEX C—RECONCILIATION OF GAAP TO NON-GAAP INFORMATION	C-1

ii

INFORMATION ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company (referred to as “WhiteWave,” the “Company,” we, us or our) is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy and organic greens and produce products throughout North America and Europe. The address of our principal executive office is 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 and our telephone number is +1.303.635.4500. Our corporate Web site is located at www.whitewave.com. Information contained on our Web site does not constitute part of this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, May 15, 2014, at 9:30 a.m. (MDT), at the Denver Museum of Nature and Science, Ricketson Auditorium, 2001 Colorado Blvd., Denver, Colorado 80205. The telephone number of the Denver Museum of Nature and Science is +1.303.370.6000. The doors to the meeting room will open for admission at 9:00 a.m. Directions to the meeting location are posted at www.whitewave.com.

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own WhiteWave Class A common stock as of the close of business on March 21, 2014 will be entitled to attend the meeting. If you are a stockholder of record as of March 21, 2014 and you plan to attend the Annual Meeting, please save your Notice of Electronic Availability or proxy card, as the case may be, and bring it to the Annual Meeting as your admission ticket. If you plan to attend the meeting but your shares are not registered in your name, you must bring evidence of stock ownership as of March 21, 2014, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the meeting. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact our Investor Relations Department at investor.relations@whitewave.com, at 1.303.635.4747 or at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202. Please note that we may not be able to accommodate all requests.

Information about this Proxy Statement

Why You Received this Proxy Statement. You have received these proxy materials because WhiteWave’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by SEC rules, WhiteWave is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On April 1, 2014, we began mailing to our stockholders of record as of the close of business on March 21, 2014 a Notice of Electronic Availability (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report online, and we began mailing these proxy materials to those stockholders who previously opted out of Internet access. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report online. The Notice also instructs you on how you may submit your proxy over the Internet. If you own WhiteWave common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Broadridge toll-free at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding and Summary Processing. SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders, which is referred to as “householding,” and to print an individual’s multiple accounts on a single Notice or set of annual meeting materials, which is referred to as “summary processing.” Both of these delivery methods may result in cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address and we have summarized on one Notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholders before the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, you may contact Broadridge toll-free at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above telephone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders who received a proxy card by mail and are located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•

By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card. If you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice; however, the Notice provides instructions on how to vote by Internet or by requesting and returning a paper proxy card or voting instruction card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 14, 2014. We encourage you to submit your proxy now (by telephone, Internet or by mail) even if you plan to attend the meeting in person. Broadridge Investor Services will count the votes and act as inspector of election.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against both, one or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of both nominees for directors named in this Proxy Statement;

•

FOR the approval of the amendments to our amended and restated certificate of incorporation (our “Charter”) prompted by the September 2013 conversion of our Class B common stock into Class A common stock;

•	FOR the approval of the amendments to our Charter prompted by the completion of our separation from Dean Foods Company;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2014; and

•	For any other matter properly presented before the meeting, in the discretion of the proxies.

You may revoke or change your proxy before the meeting for any reason by (1) if you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), voting in person at the Annual Meeting, (2) submitting a later-dated proxy, either by telephone or online (your last vote before the meeting begins will be counted), or (3) sending a written revocation that is received before the meeting to WhiteWave’s Corporate Secretary, Roger E. Theodoredis, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202.

Each share of WhiteWave Class A common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is March 21, 2014. As of March 21, 2014, there were 173,853,653 shares of WhiteWave Class A common stock outstanding and no other classes of capital stock outstanding.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting are present, in person or by proxy. Abstentions and broker “non-votes” are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, banks and brokers would have discretionary voting power for the approval of the two proposed Charter amendments (Proposals 2 and 3) and for ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2014 (Proposal 4), but not for voting on the election of directors (Proposal 1).

Required Votes for Action to be Taken

Two directors have been nominated for election at the Annual Meeting. WhiteWave’s By-laws provide that, in uncontested elections, each director must be elected by the majority of votes cast with respect to such director. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on WhiteWave’s Board as a “holdover director.” However, under our Corporate Governance Principles, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under our Principles, the independent directors (excluding the director who tendered the resignation) will decide whether to accept the director’s resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

The proposal to approve the amendments to our Charter prompted by the conversion of our Class B common stock (Proposal 2) must receive the affirmative vote of the holders of shares of common stock representing at least a majority of the votes entitled to be cast on the matter in order to be approved. Abstentions will have the effect of votes “against” this proposal.

The proposal to approve the amendments to our Charter prompted by the completion of our separation from Dean Foods Company (Proposal 3) must receive the affirmative vote of the holders of shares of common stock representing at least 75% of the votes entitled to be cast on the matter in order to be approved. Abstentions will have the effect of votes “against” this proposal.

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2014 (Proposal 4) must receive the affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of common stock present or represented at the meeting and voting on the matter in order to be approved. Abstentions will have no effect on this proposal.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the meeting. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Principles

WhiteWave has adopted Corporate Governance Principles, which are available at www.whitewave.com on the “Investor Relations” page under the link “Corporate Governance.” The Principles contain general guidelines regarding the functions of WhiteWave’s Board of Directors and Board Committees.

Director Independence

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with WhiteWave (either directly or as a partner, stockholder or officer of an organization that has a material relationship with WhiteWave). Our Board of Directors must conduct an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between WhiteWave and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time.

In making its independence determinations, the Board considered whether any of the directors was or is a party to certain types of relationships and transactions. See “Review of Related Person Transactions” in this Proxy Statement. In March 2014, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Michelle Goolsby, Stephen L. Green, Joseph S. Hardin, Jr., Mary E. Minnick, and Doreen A. Wright. Gregg L. Engles was determined to not be an independent director because he currently serves as the Chief Executive Officer of our Company. In addition, the Board has determined that Ms. Goolsby, Mr. Green, Mr. Hardin, and Ms. Wright are independent for Audit Committee purposes under Rule 10A-3 of the Exchange Act, and the Board has determined that Mr. Green, Ms. Goolsby, Mr. Hardin and Ms. Minnick meet the enhanced independence considerations required by NYSE rules for members of compensation committees.

Board Leadership Structure

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Mr. Engles currently serves as our Chairman of the Board and Chief Executive Officer. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders at this time because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Pursuant to our Corporate Governance Principles, the independent members of our Board of Directors appoint a Lead Director annually from among our independent directors. Joseph S. Hardin, Jr. currently serves as our Lead Director. The Lead Director: (1) in consultation with the Chairman, calls all Board meetings; (2) approves the schedule and agenda for all Board meetings and information sent to the Board prior to meetings; (3) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the Board; (4) acts as a liaison between the independent directors and our Chief Executive Officer; and (5) in conjunction with management, make himself or herself available for consultation and direct communication with the Company’s major stockholders, as appropriate.

The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Compensation, and Nominating and Corporate Governance Committees of our Board of Directors are independent pursuant to applicable NYSE and SEC rules and our Corporate Governance Principles. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of our Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees is entrusted solely to independent directors.

Review of Related Person Transactions

Under our Code of Ethics, all of our directors, officers and employees are expected to make business decisions and take actions based upon the best interests of WhiteWave and not based upon personal relationships or benefits. In addition, our Board of Directors has adopted a written policy regarding the review and approval of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined by SEC regulation to include our directors and executive officers, any person who is known to be the beneficial owner of more than 5% of our common stock, any immediate family member of any of the foregoing persons, and any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under our written policy, the Audit Committee of WhiteWave’s Board of Directors is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including: the nature of the interest of the related person in the transaction; the approximate dollar amount involved in the transaction, including the amount payable to the related person; whether the transaction may involve a conflict of interest; and the purpose of the transaction and any potential benefits to WhiteWave. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in good faith in accordance with its business judgment.

Any transaction proposed to be entered into by WhiteWave with a related person must be reported to our General Counsel and reviewed and approved by the Audit Committee, in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction. If advance approval by the Audit Committee is not practicable under the circumstances, the Chair of the Audit Committee may approve the transaction, subject to ratification by the full committee at its next meeting. Any transaction with a related person previously approved by the Audit Committee that is ongoing in nature shall be reviewed by the Audit Committee annually.

Since the completion of our initial public offering in October 2012, the Audit Committee has reviewed and approved several agreements between us and Dean Foods Company, which was the beneficial owner of more than 5% of our voting securities prior to July 25, 2013, or its former subsidiaries. Other than these agreements, there are no related person transactions to report in this Proxy Statement.

Communications with the Board of Directors

If our stockholders or other interested parties wish to contact our Lead Director or any other member of our Board of Directors on a Board-related issue, they may write to him or her in care of Roger E. Theodoredis, Corporate Secretary, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product suggestions, product complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Process for Nominating Potential Directors Candidates

The Nominating and Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending nominees for Board membership to fill vacancies or newly created positions and for recommending the persons to be nominated by the Board for election at the Company’s Annual Meeting. In connection with the selection and nomination process, the Committee reviews the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Committee will apply the criteria set forth in our Corporate Governance Principles.

Our independent directors have retained, and the Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. These criteria are designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee will not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee to our principal executive offices at:

Board of Directors

c/o WhiteWave Corporate Secretary

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

Assuming the appropriate information has been provided on a timely basis, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our By-laws to directly nominate candidates, without any action or recommendation on the part of the Board of Directors. Our By-laws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our By-laws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to WhiteWave’s Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or the tenth day following the day on which notice of the date of such special meeting was mailed or public announcement of the date of the meeting was made, whichever occurs first.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, executive officers, and employees. Our Code of Ethics is posted on our corporate website at www.whitewave.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by contacting our Investor Relations Department at:

The WhiteWave Foods Company

Attention: Investor Relations

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

investor.relations@whitewave.com

We have a designated compliance officer who oversees our ethics and compliance program. She provides regular reports to the Audit Committee on the program’s effectiveness and works closely with various functions to coordinate the sharing of best practices across our Company.

Availability of Committee Charters and SEC Filings

We believe that the charters adopted by the Audit, Compensation and Nominating and Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as filed with the SEC, are available on our website at www.whitewave.com. Stockholders may also contact Investor Relations at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 or at investor.relations@whitewave.com to obtain copies of the Committee charters or our Form 10-K without charge.

DIRECTOR COMPENSATION

Following is a description of WhiteWave’s 2013 compensation program for non-management directors. Directors who are WhiteWave employees do not receive compensation for their services as directors. The Compensation Committee regularly reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate. The Committee’s objectives are for non-management director compensation to remain competitive with the compensation paid to non-management directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. Directors do not receive any meeting or attendance fees. The following table sets forth the annual Board and Committee cash and equity retainers.

	Cash Retainer (1)	Restricted Stock Units (RSUs) or Stock Options (2)
All non-management directors	$100,000	$120,000
Additional compensation:
Lead Director	$25,000	—
Audit Committee Chair	$15,000	—
Compensation Committee Chair	$15,000	—
Nominating and Corporate Governance Committee Chair	$10,000	—

(1)	All cash retainers are paid quarterly in arrears and on a pro rata basis. Directors may elect to receive the cash portion of their annual retainer in the form of a restricted stock award (“RSA”) rather than in cash. If a director makes this election, he or she will receive an RSA with a value equal to 150% of the cash portion of the retainer specified by the director, determined as of the last day of the applicable quarter based on the average closing price of our Class A common stock over the last 30 trading days of the quarter. One-third of the RSA vests on the grant date, and the remaining two-thirds vests pro-rata on each of the first and second anniversaries of the grant date. Shares of Class A common stock represented by RSAs have full voting and distribution rights from the date of grant of such RSA. The portion of any RSA that is unvested at the time a director’s service to the company terminates is subject to forfeiture.

(2)	Each non-management director receives an annual equity grant valued at $120,000 at the same time our executive officers and other key employees receive annual equity grants. Directors may elect to receive this annual equity grant in the form of stock options, RSUs, or a combination of both. Stock options vest in full on the grant date. RSUs vest pro rata one-third on each of the first, second, and third anniversaries of the grant date.

Beginning in 2014, non-management directors may elect to receive the cash portion of their annual retainer in the form of RSUs and/or RSAs rather than in cash. If a director makes this election, he or she will receive an RSU or an RSA with a value equal to 150% of the cash portion of the retainer specified by the director, on the date that our executive officers and other key employees receive annual equity grants, based on the closing price of our Class A common stock on that day.

Director Compensation for 2013

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards ($)(2)(3)	Option Awards($)(3)(4)	Total ($)
Michelle P. Goolsby	168,813	—	112,294	281,107
Stephen L. Green	171,875	56,153	56,147	284,175
Joseph S. Hardin, Jr.	187,500	56,153	56,147	299,800
Mary E. Minnick	150,000	112,290	—	262,290
Doreen A. Wright	108,333	112,290	—	220,623

(1)	Represents the amount of cash compensation earned by each non-management director in 2013 for service on the Board and Committees of the Board, including the following cash retainers that the director elected to receive in RSAs in lieu of cash, which were issued with a value equal to 150% of the foregone cash retainer: Ms. Goolsby ($112,500), Mr. Green ($115,000), Mr. Hardin ($125,000) and Ms. Minnick ($100,000).

(2)	Represents the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” as of the grant date of February 15, 2013. The aggregate grant date fair value of the RSUs is equal to the closing price of the Company’s Class A common stock on February 15, 2013 multiplied by the number of RSUs awarded.

(3)	The following table shows the aggregate number of outstanding RSAs, RSUs and stock options as of December 31, 2013 held by each non-management director serving on the Board during 2013. Includes WhiteWave equity awards granted upon the conversion of outstanding equity awards of Dean Foods Company in connection with our spin-off from Dean Foods in May 2013, which converted equity awards have substantially equivalent value and substantially identical terms to the awards they replace.

	RSA Awards (#)	RSU Awards (#)	Option Awards (#)
Michelle P. Goolsby	6,058	—	55,499
Stephen L. Green	12,054	21,857	110,342
Joseph S. Hardin, Jr.	13,354	26,428	152,067
Mary E. Minnick	5,400	12,528	—
Doreen A. Wright	—	25,816	49,313

(4)	Represents the aggregate grant date fair value of options to purchase WhiteWave stock computed in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation” as of the grant date of February 15, 2013. The assumptions used in valuing the stock options are described under the caption “WhiteWave Stock Options” in Note 11 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2013.

Director Stock Ownership Guidelines

Our Corporate Governance Principles establish stock ownership guidelines for our non-management directors. Pursuant to such Principles, within five years of joining our Board of Directors, all non-management directors are expected to own Class A common stock of the Company having a value of at least three times the director’s annual retainer paid for service on our Board of Directors (not including additional retainers paid to the Lead Director or committee chairs). For purposes of these principles, a director is deemed to “own” beneficially owned shares, as well as RSAs and RSUs, whether or not any applicable restrictions have lapsed, but not stock options, whether vested or unvested.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established certain standing committees to assist in the performance of its various functions. All Committee members are appointed by our Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

Our Board of Directors has determined, upon recommendation of the Nominating and Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles. The Board also has determined that all members of the Audit Committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act and all members of our Compensation Committee meet the enhanced independence considerations required by NYSE rules for members of compensation committees.

The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees. In 2013, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so. In 2013, only one of our directors attended the 2013 Annual Meeting of Stockholders, which (due to the timing of our spin-off from Dean Foods) was scheduled on relatively short notice and was held independent from any Board meeting.

Director	Audit (1)		Compensation		Nominating and Corporate Governance
Gregg L. Engles
Michelle P. Goolsby	X	*	X		X
Stephen L. Green	X		X	*
Joseph S. Hardin, Jr.	X		X		X
Mary E. Minnick			X		X
Doreen A. Wright	X				X	*

*	Committee Chair

(1)	Our Board of Directors has determined, based upon recommendation of the Nominating and Corporate Governance Committee, that Ms. Goolsby is an “audit committee financial expert,” as that term is defined by the SEC and that all members of the Committee are “financially literate” as that term is used in the NYSE rules.

Our Board of Directors established the Compensation and Nominating and Corporate Governance Committees effective March 11, 2013. Prior to the establishment of these committees, our Board of Directors’ compensation, nominating, and corporate governance functions were managed by a special committee of the Board comprised of our independent directors as permitted by the NYSE rules for “controlled companies.”

The responsibilities of each of our standing committees are described below. Each of the Committees operates under a written charter; has authority to retain independent legal, accounting or other advisors, at our expense; makes regular reports to the Board of Directors; and reviews its own performance annually.

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing the Company’s major financial risk exposure, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor;

•	preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement; and

•	reviewing transactions under our Related Party Transaction Policy.

The Audit Committee is required to meet at least quarterly and met 10 times in 2013.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer, and approving the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other senior employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing annually with management our Compensation Discussion and Analysis, which is included in this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included in this Proxy Statement.

The Compensation Committee met four times in 2013 and, before the Compensation Committee was established in March 2013, a special committee of independent directors met once in 2013 to consider compensation matters. Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided under the heading “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve as Board members and consider, develop, and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function, and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating and Corporate Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to the process of conducting management succession planning and management development;

•	identifying, evaluating, recommending and recruiting candidates to fill new or open positions on the Board of Directors and reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	considering possible conflicts of interest of Board members and executive officers; and

•	recommending Board Committee members and director development.

The Nominating and Corporate Governance Committee met four times in 2013. The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Process for Nominating Potential Director Candidates.”

Executive Committee. In 2013 the Board of Directors established an Executive Committee comprised of Gregg L. Engles, Chair, Stephen L. Green and Joseph S. Hardin, Jr. The purpose of the Committee is to exercise the authority of the Board on matters delegated to it by the Board from time to time and to exercise the powers of the Board between regular meetings of the Board, as needed. The Executive Committee meets on a periodic basis, as needed, and met one time in 2013.

Review of Risk in our Compensation Programs

We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. We reviewed our conclusion with our Compensation Committee, which believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

Independent Compensation Consultant

In connection with our initial public offering in October 2012, the Compensation Committee of the Board of Directors of Dean Foods Company retained a compensation consultant, Mercer (US), LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in structuring our initial compensation and benefits programs and setting initial compensation for our directors, executive officers, and senior executives. After our initial public offering and until the end of 2013, Mercer continued to provide services to the Compensation Committee of WhiteWave’s Board of Directors (the “Compensation Committee”).

Mercer was retained by the Compensation Committee to provide executive compensation services and reported directly to the Chairman of the Compensation Committee. The Compensation Committee approved the scope of Mercer’s services and its fees for those services; however Mercer also worked with management to ensure that its advice and recommendations reinforce WhiteWave’s business strategy and are consistent with WhiteWave’s pay-for-performance philosophy. Examples of executive compensation services provided by Mercer during 2013 include the following:

•	participation in meetings of the Compensation Committee as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations with management and the Compensation Committee on the design of short- and long-term incentive plans;

•	periodic updates on market trends;

•	assessment of compensation of the non-management directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to WhiteWave in retirement consulting for our European pension plan, which included actuarial valuations. In addition, we have engaged affiliates of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer for services provided to us in 2013 were approximately:

•	$112,000 for consulting services related to executive compensation; and

•	$295,000 for other services provided to WhiteWave by affiliates of Mercer.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its executive compensation consultants is based solely on the fees generated by the executive compensation practice. Mercer also advised us that its employees who advise the Compensation Committee were not involved in the provision of services by Mercer’s affiliates. Our Compensation Committee has adopted the following policy with respect to the retention of a compensation consultant:

•	Any engagement letter with a compensation consultant will be executed by the compensation consultant and the Chair of the Compensation Committee.

•	Any executive compensation services provided by the compensation consultant will be approved by the Compensation Committee.

•	The Compensation Committee will review all other support services provided by the compensation consultant or its affiliates to the Company on a quarterly basis.

In addition, the Compensation Committee considered the independence of Mercer in light of SEC rules and NYSE listing standards requiring compensation committees to assess the independence of their compensation consultant, legal counsel and other advisors prior to receiving advice from them. The Compensation Committee received a letter from Mercer addressing its independence, including the factors contained in the NYSE listing standards. The Compensation Committee concluded that the services provided by Mercer in 2013 do not raise any conflict of interest.

In late-2013, after the completion of WhiteWave’s separation from Dean Foods, the Compensation Committee initiated a process to request proposals for and evaluate potential providers of executive compensation consulting services. As a result of this process, and after assessing its independence as required by applicable SEC rules and NYSE listing standards, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent executive compensation consultant beginning in 2014, to advise the Compensation Committee with respect to WhiteWave’s 2014 STI Plan and all of our 2015 executive compensation programs. Meridian does not, and is not expected to, provide advice or assistance to WhiteWave in any areas other than executive compensation.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors who are divided into three classes, with each director serving a three-year term. Our Charter provides for the declassification of our Board of Directors over a three-year period, with such declassification beginning in 2015 and being completed in 2017. As a result, the current term of two directors will expire at the 2015 annual meeting of stockholders, the current term of two directors will expire at the 2016 annual meeting of stockholders, and all directors will stand for re-election at the 2017 annual meeting of stockholders.

At the Annual Meeting, stockholders will vote for the two nominees listed below to serve for a three-year term until the 2017 annual meeting of stockholders and the election and qualification of his or her successor, or until such director’s earlier death, disqualification, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named below. Each of the nominees listed below is currently a member of our Board of Directors and has agreed to stand for re-election. There are no family relationships among our directors, or between our directors and executive officers. Ages are as of the date of the Annual Meeting.

Gregg L. Engles

Chairman of the Board of Directors and Chief Executive Officer

Director since August 2012

Mr. Engles, age 56, has served as our Chairman of the Board of Directors and Chief Executive Officer since August 2012. Mr. Engles previously served as the Chief Executive Officer of Dean Foods Company, a leading food and beverage company and former parent company of WhiteWave, from the formation of Dean Foods in October 1994 until WhiteWave’s initial public offering in October 2012. Mr. Engles also serves on the board of trustees of Dartmouth College, where he serves on the Student Affairs Committee and the Advancement Committee, and on the board of directors of the Grocery Manufacturers of America, where he serves on the Executive Committee. He previously served as a director and as Chairman of the Board of Dean Foods and on the board of directors of Treehouse Foods, Inc.

Mr. Engles is uniquely qualified to serve as our Chairman and Chief Executive Officer. As the founder and former Chief Executive Officer and Chairman of the Board of Dean Foods Company, he has been the principal architect of our Company’s business platforms, having built Dean Foods’ WhiteWave-Alpro segment through a series of successful strategic acquisitions. Thus, he has unmatched experience with our Company’s business and a deep knowledge of the food and beverage industry.

Joseph S. Hardin, Jr.

Director since August 2012

Mr. Hardin, age 69, was appointed to our Board of Directors in August 2012. From 1997 until his retirement in 2001, he served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services. From 1986 to 1997, Mr. Hardin held a variety of positions with increasing responsibility at Wal-Mart Stores, Inc., ultimately serving as its Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. Mr. Hardin also serves on the board of directors of PetSmart, Inc., where he serves on the Corporate Governance and Compensation Committees. He previously served on the boards of directors of Dean Foods Company from 1998 to May 1, 2013, where he served on the Compensation and Executive Committees; and American Greetings Corporation from 2004 to June 2009.

Mr. Hardin’s qualifications include serving as chief executive officer of three different companies with market capitalizations ranging from $2.0 billion to $22.0 billion. He has also previously served on the board of, and as a supply chain consultant to, American Greetings Corporation. We believe that Mr. Hardin is qualified to serve as a director because he has wide ranging leadership experience, including leadership roles with Wal-Mart Stores, Inc., our largest customer.

Our Board of Directors unanimously recommends that you vote FOR the election of Mr. Engles and Mr. Hardin.

DIRECTORS CONTINUING IN OFFICE

In addition to the two directors nominated for election at the Annual Meeting, the following persons currently serve on our Board of Directors:

Michelle P. Goolsby

Director since November 2012

Ms. Goolsby, age 56, was appointed to our Board of Directors in November 2012. Since 2008, she has been a Venture Partner and a member of the Investment Committee of Greenmont Capital Partners, a private equity firm based in Boulder, Colorado, which focuses on investments in the natural products industry. From 1998 to 2008, Ms. Goolsby held multiple offices with Dean Foods Company, including Executive Vice President, General Counsel and Chief Administrative Officer, and Executive Vice President, Development, Sustainability and Corporate Affairs. Before joining Dean Foods, she spent more than 13 years in private law practice with two major Texas law firms, specializing in mergers and acquisitions, public and private securities offerings and other capital markets transactions. Ms. Goolsby also serves on the board of directors of Capstead Mortgage Corporation, a real estate investment trust, where she serves on the Audit and Compensation Committees; SACHEM Inc., a private chemical science company, where she serves on the Strategic Planning and HR/Compensation Committees; and Vitamin Angels Alliance, Inc., where she formerly chaired the board of directors and currently serves as chair of the Compensation Committee. Ms. Goolsby is a Founding Member of the Center for Women in Law at the University of Texas School of Law and a former Trustee of the Law School Foundation. She is also a member of National Association of Corporate Directors, Women Corporate Directors and the Texas State Bar and American Bar Associations.

Ms. Goolsby acquired a deep knowledge of our business, and the food and beverage industry generally, during her 10-year tenure with Dean Foods, which included the period during which our business was built through a series of acquisitions. We believe that this unique knowledge, plus her broad experience in the areas of legal, corporate development, sustainability, corporate governance, human resources, and communications, qualifies her to serve on our Board of Directors.

Ms. Goolsby’s term as a director will expire in 2016.

Stephen L. Green

Director since August 2012

Mr. Green, age 63, was appointed to our Board of Directors in August 2012. From November 1991 until his retirement in December 2012, Mr. Green was a partner with Canaan Partners, a venture capital firm. From 1985 until 1991, Mr. Green served as Managing Director of the Corporate Finance Group at GE Capital, the financial services unit of General Electric, a multinational conglomerate. Mr. Green previously served on the board of directors of Dean Foods Company from 1994 to May 1, 2013, where he chaired the Compensation Committee; and The Active Network, Inc., a software firm, from 2001 to 2013, where he served on the Compensation Committee and chaired the Audit Committee. He also serves on the boards of directors of two privately held companies, Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he chairs the Audit Committee, and Verance Corporation, a media technology developer, where he serves on the Audit Committee.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting, and financial services. During his 25-year career in private equity, he has analyzed hundreds of financial statements and served on numerous boards of directors. In addition, Mr. Green held a variety of financial roles over a 12-year period at General Electric, including a five-year term as a Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE-listed Fortune 500 company, from 1993 to 2005. We believe that that Mr. Green is qualified to serve as our director because his comprehensive experience and responsibility for financial and accounting issues will serve the Company well in his role as a director and a member of the Audit Committee.

Mr. Green’s term as a director will expire in 2016.

Mary E. Minnick

Director since December 2012

Ms. Minnick, age 54, was appointed to our Board of Directors in December 2012. Since May 2007, she has been a Partner of Lion Capital, a consumer-focused private investment firm. Prior to joining Lion Capital, Ms. Minnick served in a variety of global executive positions with The Coca-Cola Company from 1983 to February 2007, including serving as Executive Vice President and President of Marketing, Strategy and Innovation and Chief Operating Officer of Asia responsible for 38 countries. Ms. Minnick also serves on the board of directors of Target Corporation, where she serves on the Audit and Corporate Responsibility Committees, and on the supervisory board of Heineken NV, where she serves on the Americas Committee and the Remuneration Committee.

We believe Ms. Minnick is qualified to serve as a director because she can provide our Board with substantial expertise in building brand awareness and in effectively managing product development, marketing, distribution, and sales on a global scale. In addition, through her current position with Lion Capital, she can provide our Board with additional insights into consumer marketing trends outside the United States.

Ms. Minnick’s initial term as a director will expire in 2015.

Doreen A. Wright

Director since August 2012

Ms. Wright, age 57, was appointed to our Board of Directors in August 2012. From 2009 to May 1, 2013, she served on the board of directors of Dean Foods, where she served on the Audit and Governance Committees. Ms. Wright currently serves on the board of directors of Crocs, Inc., a global leader in innovative, casual footwear, where she chairs the Compensation Committee. She also serves on the board of directors of New Hope Arts, Inc., a regional nonprofit arts center. In addition, Ms. Wright served on the boards of directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee. Ms. Wright currently works as an information technology and business transformation consultant. She previously served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc., a cookie and snacks company. Prior to that, from 1995 to 1998, Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America and held various positions with American Express Company, Bankers Trust Corporation, and Merrill Lynch & Co.

We believe that Ms. Wright is qualified to serve as a director because she brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on Audit, Compensation, and Corporate Governance committees.

Ms. Wright’s initial term as a director will expire in 2015.

PROPOSAL TWO: AMENDMENTS TO OUR CHARTER PROMPTED BY THE CONVERSION OF OUR CLASS B COMMON STOCK INTO CLASS A COMMON STOCK

Our Board of Directors is asking stockholders to approve amendments to our amended and restated certificate of incorporation (“Charter”) (i) to eliminate all references to the Class B common stock, including but not limited to provisions relating to the rights, preferences and limitations of the Class B common stock, (ii) to rename our Class A common stock as our “common stock;” and (iii) to make certain other conforming changes. On March 10, 2014, our Board voted to approve and recommended that our stockholders approve these proposed amendments.

Reasons for the Proposed Amendments

On September 24, 2013, our stockholders approved a proposal to convert (the “Conversion”) all of our issued and outstanding shares of Class B common stock into shares of our Class A common stock, which created a capital structure with a single class of outstanding common stock. Upon such approval, each issued and outstanding share of our Class B common stock was converted on a one-for-one basis into shares of our Class A common stock. Pursuant to the terms of our Charter, upon the Conversion, each outstanding share of Class B common stock was deemed to be no longer outstanding and has been retired and cancelled and may not be reissued as a share of Class B common stock.

The proposed amendments would eliminate all references in the Charter to the Class B common stock, including but not limited to provisions relating to the rights, preferences and limitations of the Class B common stock. Our Board of Directors believes the continuing reference to the dual class structure and Class B common stock in our Charter is unnecessary and potentially confusing to investors and the capital markets. The proposed amendments also reflect certain non-substantive conforming changes consistent with the intent of the proposed amendments.

Pursuant to the terms of our Charter, our authorized capital stock consists of 1.7 billion shares of Class A common stock, 175 million shares of Class B common stock and 170 million shares of preferred stock. There are currently no shares of our Class B common stock outstanding and we have no current intention to issue any shares of Class B common stock. The aggregate number of authorized shares of common stock would remain unchanged at 1.7 billion shares.

Additionally, our Board is proposing an amendment to rename the Class A common stock as “common stock” because it believes this would help eliminate any mistaken belief on the part of investors and the capital markets that we have more than one class of common stock.

The proposed amendments will not change any substantive terms of our Class A common stock or any powers or rights of its holders. Our Class A common stock will continue to be listed and traded on the New York Stock Exchange under the symbol “WWAV.”

The proposed amendments addressed in this Proposal 2 would amend Article FOURTH of our Charter as set forth on Annex A to this Proxy Statement (proposed additions are indicated by bold underlining and proposed deletions are indicated by overstriking). If stockholders approve these proposed amendments, the Company will file an amended and restated certificate of incorporation incorporating the approved changes (together with the proposed amendments addressed in Proposal 3, if those are approved by stockholders) with the Secretary of State of the State of Delaware shortly after the Annual Meeting and the amendment will become effective immediately upon filing.

Our Board of Directors unanimously recommends that you vote FOR the approval of the proposed amendments to our Charter, described in this Proposal 2, prompted by the conversion of our Class B common stock into Class A common stock.

PROPOSAL THREE: AMENDMENTS TO OUR CHARTER PROMPTED BY THE COMPLETION OF OUR SEPARATION FROM DEAN FOODS

Our Board of Directors is asking stockholders to approve amendments to our Charter (i) to eliminate all references to Dean Foods Company and its affiliates (referred to collectively as “Dean Foods”), (ii) to reflect changes that the Charter contemplated would be made at such time as Dean Foods no longer held our voting stock and (iii) to make certain other conforming changes. On March 10, 2014, our Board voted to approve and recommended that stockholders approve these proposed amendments.

Reasons for the Proposed Amendments

WhiteWave’s separation from Dean Foods is now complete. On May 23, 2013, Dean Foods distributed (the “Distribution”) to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on May 17, 2013, the record date for the Distribution. Following the Distribution, Dean Foods owned 34,400,000 shares of our Class A Common stock and no shares of our Class B common stock. On July 25, 2013, Dean Foods exchanged its remaining 34,400,000 shares of our Class A common stock for indebtedness of Dean Foods in a debt-for-equity exchange and no longer owns any shares of our common stock.

The proposed amendments would eliminate all references in the Charter to Dean Foods. In addition, the proposed amendments would remove certain language that is no longer relevant given that Dean Foods no longer owns any shares of our common stock. This includes:

•

Language that established the stockholder vote necessary to remove a director at a majority, for so long as Dean Foods held at least a majority of the outstanding shares (now the required vote is 75%);

•

A provision by which WhiteWave elected not to be governed by Section 203 of the Delaware General Corporation Law, for so long as Dean Foods held at least 15% of the outstanding shares (now WhiteWave is governed by Section 203);

•

A provision that permitted action by written consent of stockholders having at least the minimum number of votes necessary to authorize such action, for so long as Dean Foods held at least a majority of the votes entitled to be cast on such action (now stockholder action by written consent is prohibited);

•

Language that established the stockholder vote necessary to amend certain articles of the Charter at a majority, for so long as Dean Foods held at least a majority of the outstanding shares (now the required vote is 75%);

•	Article THIRTEENTH which addressed the contractual and business relationships between Dean Foods and the Company, for so long as Dean Foods held least 20% of the outstanding shares; and

•

Language that established the stockholder vote necessary to amend the By-laws at a majority, for so long as Dean Foods held at least a majority of the outstanding shares (now the required vote is 75%).

Our Board of Directors believes these amendments would help clarify that, as a result of the separation, Dean Foods no longer has an ownership interest in our Company and would help to avoid confusion over which Charter provisions are applicable.

The proposed amendments will not change any substantive terms of our Class A common stock or any powers or rights of its holders. Our Class A common stock will continue to be listed and traded on the New York Stock Exchange under the symbol “WWAV.”

The proposed amendments addressed in this Proposal 3 would amend certain articles of our Charter as set forth on Annex B to this Proxy Statement (proposed additions are indicated by bold underlining and proposed deletions are indicated by overstriking). If stockholders approve the proposed amendments, the Company will file an amended and restated certificate of incorporation incorporating the approved changes (together with the proposed amendments addressed in Proposal 2, if those are approved by stockholders) with the Secretary of State of the State of Delaware shortly after the annual meeting and the amendment will become effective immediately upon filing.

Our Board of Directors unanimously recommends that you vote FOR the approval of the proposed amendments to our Charter, described in this Proposal 3, prompted by the completion of our separation from Dean Foods.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP to serve as our independent auditor for 2014 and is soliciting your ratification of that appointment. The Audit Committee has responsibility for appointing our independent auditor and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Deloitte & Touche LLP.

Our Audit Committee and Board of Directors unanimously recommends that you vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent auditor for 2014.

AUDIT COMMITTEE MATTERS

Audit Fees

Deloitte & Touche LLP has served as WhiteWave’s independent auditor since its formation in 2012. In addition to performing the audit of WhiteWave’s consolidated financial statements, Deloitte & Touche also provides various other services to WhiteWave. All of the services provided by Deloitte & Touche to WhiteWave in 2013 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to WhiteWave and its subsidiaries by Deloitte & Touche in 2013 and 2012 were as follows:

	2013	2012
Audit Fees (1)	$1,678,928	$4,041,000
Audit-Related Fees (2)	3,580,355	—
Tax Fees (3)	113,642	519,000
All Other Fees (4)	279,087	235,000

Total:	$5,652,012	$4,795,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of WhiteWave’s consolidated financial statements for stand-alone reporting purposes, review of financial statements included in WhiteWave’s quarterly reports on Form 10-Q, and services provided in connection with review of registration statements, comfort letters, consents and statutory audits.

(2)	“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of WhiteWave’s financial statements and are not reported above under the caption “Audit Fees.” These fees include services for due diligence on acquisitions and divestitures and fees for services related to WhiteWave’s spin-off from Dean Foods.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting.

(4)	“All Other Fees” includes fees and expenses primarily related to advice regarding evaluations of the environmental impact of certain products.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee annually pre-approves services to be provided by Deloitte & Touche, and also considers and is required to pre-approve the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting WhiteWave’s 2013 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to WhiteWave in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements for any subsidiary or other combined financial statements of the Company as requested;

•	Work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	Due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring and related advice;

•	Work performed in connection with Dean Foods’s spin-off of WhiteWave, including SEC filings, issuance of comfort letters, consents and assistance in responding to SEC comment letters; and

•	Post-acquisition review of acquired business financial statements (including purchase accounting issues).

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	Assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	Advice on tax audits;

•	Tax structuring and related advice in connection with potential restructurings;

•	Transfer pricing and cost segregation studies; and

•	Tax advice regarding new statutory, regulatory or administrative developments.

Other

•	Participation in Deloitte-sponsored benchmarking surveys, educational, informational, or other activities;

•	Use of Deloitte financial reporting compliance checklists;

•	Subscription service for use of Deloitte’s accounting research tool; and

•	Advisory services related to the Company’s environmental, general sustainability and packaging analyses.

The pre-approval described above will expire in the first quarter of 2015. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided, or may be pre-approved by the Chairman of the Audit Committee pursuant to a delegation by the Audit Committee. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such engagement is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the Annual Meeting to make a statement, if they choose, and to respond to appropriate questions.

Audit Committee Report

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with representatives of Deloitte & Touche and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management, and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by Auditing Standard No. 16, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have received from Deloitte & Touche the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with Company management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

This report is presented by:

The members of the Audit Committee

Michelle P. Goolsby (Chairman)

Stephen L. Green

Joseph S. Hardin, Jr.

Doreen A. Wright

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2013. These executive officers, whom we refer to as our Named Executive Officers, are:

•	Gregg L. Engles, Chairman and Chief Executive Officer;

•	Kelly J. Haecker, Executive Vice President, Chief Financial Officer;

•	Blaine E. McPeak, Executive Vice President; President, WhiteWave;

•	Bernard P.J. Deryckere, Executive Vice President; Chief Executive Officer, Alpro; and

•	Thomas N. Zanetich, Executive Vice President, Human Resources.

In this Compensation Discussion and Analysis we describe:

•	highlights and accomplishments achieved in 2013, which set the context for our 2013 executive compensation decisions;

•	details regarding the 2013 executive compensation decisions of our Named Executive Officers; and

•	our key compensation objectives and policies, and the material elements of the 2013 compensation and benefits programs for our Named Executive Officers.

Executive Summary

WhiteWave History and Spin-Off from Dean Foods Company

In 2013, WhiteWave completed the process of transforming into an independent, public company. The key milestones in our transformation included the following:

•

In October 2012, we completed an initial public offering of shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”), and our Class A common stock began trading on the New York Stock Exchange under the symbol “WWAV.” Dean Foods held a majority of the voting power of our outstanding common stock until May 23, 2013, which made us a “controlled company” for purposes of the NYSE rules. As such, we were not required to establish a separate compensation committee until the time when we ceased to be a controlled company. Our compensation committee was established in March 2013.

•	In 2013, Dean Foods Company completed its spin-off of WhiteWave into an independent company in two transactions:

•

On May 23, 2013, Dean Foods distributed (the “Distribution”) to its stockholders shares of our Class A common stock, and shares of our Class B common stock, par value $0.01 per share (the “Class B common stock”), as a pro rata dividend to Dean Foods stockholders. Effective upon the Distribution, Dean Foods ceased to own a majority of our outstanding capital stock.

•

On July 25, 2013, Dean Foods disposed of all of its remaining shares of our capital stock in a registered public offering. As a result of this offering, Dean Foods ceased to own any shares of capital stock of WhiteWave.

•

In connection with our spin-off from Dean Foods, WhiteWave successfully retained key executive talent, implemented processes and reorganized the company to establish the stand-alone functions needed for an independent public company, while continuing to drive results within business.

2013 Financial and Strategic Highlights

In evaluating WhiteWave’s overall executive compensation program, payouts under the 2013 programs and plan designs for our 2014 program, the Compensation Committee considered WhiteWave’s strategic and financial performance in 2013. Among the highlights and accomplishments considered by the Compensation Committee were the following:

•

WhiteWave celebrated its one year anniversary as a public company in October 2013, and completed the final steps of its separation from Dean Foods Company well ahead of the timeframe originally anticipated.

•

WhiteWave delivered four consecutive fiscal quarters in 2013 of consistent strong sales and earnings growth behind our large, market-leading, on-trend brands that operate in some of the fastest growing segments of the food and beverage industry.

•

WhiteWave’s consolidated total adjusted net sales increased $236.6 million, or 10.3%, in 2013 compared to the prior year, primarily driven by robust volume growth in both the North America and Europe segments. Our gross profit margin increased to 35.7% in 2013 from 35.1% for the prior year, driven principally by a favorable mix of products sold.

•

In North America, total adjusted net sales increased $186.5 million, or 9.6%, in 2013 compared to the prior year, driven primarily by volume growth across all platforms, but particularly plant-based food and beverages and coffee creamers and beverages. North America gross profit margin increased to 34.7% in 2013 compared to 34.0% for the prior year, primarily driven by a favorable mix of products sold.

•

In Europe, net sales increased $50.1 million, or 13.6%, in 2013 compared to the prior year, driven principally by volume growth in yogurt and non-soy drinks. European gross profit margin decreased to 40.6% in 2013 compared to 41.1% for the prior year, driven by higher input costs, along with increased co-packing costs driven by strong growth in non-soy drinks, partially offset by the impact of cost reduction initiatives.

•	Our strong financial performance in 2013 also builds on our strong growth trajectory of the past few years.

•

We maintained our innovation track record with the launch of several new and exciting products during 2013, including Silk non-dairy yogurts, Silk Light AlmondMilk with one-third fewer calories than the original Silk AlmondMilk and Horizon Organic Milk with DHA Omega-3 in single-serve packages.

•

We successfully installed six new filling lines throughout our manufacturing network that allowed us to meaningfully expand our internal production capacity. Additionally, we completed the insourcing of all almondmilk production in North America in 2013.

•

We remain mindful of our impact on the planet. In our North American business, our goal is to reduce our environmental impact and, as of the close of 2013, we have achieved a 28% decrease in our solid waste to landfill and have reduced our greenhouse emissions by 32% (per gallon of product), from our baseline year of 2006. In Europe, we succeeded in cutting our waste in half and further reducing our plants’ carbon emissions by 14% since 2008, despite a 17% increase in production volumes.

•	Despite the significant focus needed to successfully establish our company into an independent public company, we also took major steps toward implementing our strategic growth plans.

•

In January 2014, we expanded our business into a complementary on-trend, high-growth category – organic greens and produce – with the acquisition of Earthbound Farm, one of the leading organic food brands in North America.

•

In January 2014, we also announced plans to enter the Chinese market through a joint venture with China Mengniu Dairy Company Limited, a leading Chinese dairy company, to sell a range of nutritious products in China.

See Annex C to this Proxy Statement for a reconciliation of GAAP to Non-GAAP information.

Compensation Committee Actions in 2013

Based on management’s achievement of continued strong sales and earnings growth in 2013 and the successful transformation of the company into an independent public company, the Compensation Committee concluded that all of our Named Executive Officers met and exceeded their respective annual objectives. In 2013, each of the financial performance objectives under our 2013 short-term incentive (“STI”) plan, which included consolidated and segment net sales, segment operating income and EPS, were achieved at over 100% of target. Based on the company’s results, the Compensation Committee approved payouts under the 2013 STI plan to our executive officers of between 119% to 180% of target, which reflects our pay for performance compensation philosophy.

Further details regarding our 2013 executive compensation program and decisions made by the Compensation Committee are described in this “Compensation Discussion and Analysis.”

Executive Compensation Objectives

We operate in a competitive and challenging industry, where competitive compensation is important in attracting and retaining the talent we need to be successful. As a result, our compensation objectives include attracting and retaining top talent; motivating and rewarding the performance of senior executives in support of achievement of strategic, financial, and operating performance objectives; and aligning our executives’ interests with the long-term interests of our stockholders. We designed our executive compensation program to achieve these objectives by following these principles and practices:

•

Competitive Pay Analysis. The Compensation Committee compares our target and actual compensation, total direct compensation amounts and pay-mix against our Benchmark Comparison Group to evaluate whether our executive compensation program and our target compensation levels are competitive with the companies with which we compete for talent and consistent with market practice.

•

Pay for Performance. Our compensation program is designed so that a significant portion of a Named Executive Officer’s pay is linked to WhiteWave’s performance through “performance-based” pay programs, such as our short-term incentive plan and stock option awards. Also our compensation program provides that the majority of compensation is in the form of variable or “at risk” compensation to motivate our executive officers to achieve our long-term performance objectives.

•

Compensation Based on Individual Performance and Potential. The Compensation Committee makes determinations regarding incentive awards based in part on the executive’s performance and potential for advancement within the company.

•

Alignment of the Interests of Our Named Executives Officers and Stockholders. We align the interests of our Named Executive Officers with our stockholders by maintaining stock ownership guidelines, having a significant portion of a Named Executive Officer’s target total compensation be stock-based, and using incentive compensation that is tied to WhiteWave’s key financial metrics which we believe drive stockholder value.

Components of Our Compensation Program

The components of our compensation and benefits programs for our Named Executive Officers were approved by the Compensation Committee and consist generally of the following:

Compensation Component	Objectives	Characteristics

Base Salaries	• Compensates executives for their level of responsibility and sustained individual performance • Helps attract and retain talent.	Fixed component; evaluated annually

Compensation Component	Objectives	Characteristics

Short-Term Incentive (STI) Plan	Promotes achieving our annual corporate and business unit financial goals, as well as other objectives deemed important to the company’s long-term success.

• Variable, performance-based component; target opportunity is set based on the executive’s job responsibilities and sustained performance in role/potential.

• Actual payout depends on company and business unit results, and individual performance.

Long-Term Incentive (LTI) Awards

• Promotes achieving our long-term corporate financial goals with the acquisition of common stock through RSUs and RSAs, and stock price appreciation through stock options.

• Further aligns management and stockholder interests.

• Variable, performance-based component; annual grant is set based on the executive’s job responsibilities and sustained performance in role/potential.

• Actual value realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement and other benefit plans	• Provides a market competitive level of replacement income upon retirement. • Also, provides an incentive for a long-term career with WhiteWave, which is a key objective.

• Fixed component; however, company contributions that are tied to pay may vary as pay based on performance varies.

• Intended to prevent against catastrophic expenses (healthcare, disability and life insurance) and encourage saving for retirement.

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.

Contingent component; only payable if the executive’s employment is terminated under certain circumstances and, in the case of a change in control, to help provide continuity of management through the transition.

Benchmark Comparison Group for Executive Compensation Purposes

The Compensation Committee reviewed the total compensation of our competitors for purposes of assessing and establishing our compensation programs and setting base salaries, STI target levels and LTI opportunities for our Named Executive Officers. To facilitate this comparison, the Compensation Committee and its independent compensation consultant selected the following group of peer companies of WhiteWave to serve as a benchmark, which we refer to as the Benchmark Comparison Group:

• Beam, Inc.	• The Clorox Company
• Constellation Brands, Inc.	• Dr. Pepper Snapple Group Inc.
• The Hain Celestial Group, Inc.	• The Hershey Company
• McCormick and Company, Inc.	• Molson Coors Brewing Company
• Snyder’s-Lance, Inc.	• TreeHouse Foods, Inc.

The criteria considered by the Compensation Committee in selecting peer companies include the following:

•	revenues within a range of $1.0 billion to $6.0 billion, which resulted in median revenues of $3.0 billion; and

•	industry category, including consumer food products, food processing or food products, and consumer packaged goods companies.

The Compensation Committee will evaluate, at least annually and with assistance from its independent compensation consultant, the appropriate companies to include in the Benchmark Comparison Group.

Compensation Methodology

History and Role of our Compensation Committee

Prior to our initial public offering (“IPO”) in October 2012, we were a wholly-owned subsidiary of Dean Foods Company, and compensation decisions relating to our executive officers were made by the compensation committee of Dean Foods (the “DF Compensation Committee”). Dean Foods held a majority of the voting power of our outstanding common stock until May 23, 2013, which made us a “controlled company” for purposes of the NYSE rules. As such, we were not required to establish a separate compensation committee until the time when we ceased to be a controlled company. Our Board established the Compensation Committee effective March 11, 2013, and WhiteWave’s Compensation Committee assumed all responsibility for our compensation programs from that date onward. From our IPO in October 2012 until March 11, 2013, our independent directors served the functions of a compensation committee. Consequently, compensation decisions relating to our executive officers, including the Named Executive Officers were determined as follows:

•

the DF Compensation Committee and our independent directors approved the compensation and benefits programs and initial compensation for our executive officers and other senior executives that became effective in connection with our IPO in October 2012;

•	WhiteWave’s independent directors approved the annual 2013 equity award grants to our executive officers, including the Named Executive Officers, under the 2013 LTI program; and

•	WhiteWave’s Compensation Committee approved all compensation actions, including approval of the performance objectives, payout potential and payout curve for the 2013 STI plan and 2013 base salaries.

The Compensation Committee is comprised solely of non-management directors whom our Board of Directors has determined are independent within the meaning of the NYSE rules.

The Compensation Committee is responsible for determining the executive compensation strategy and philosophy for WhiteWave and its subsidiaries. The Compensation Committee reviews and approves individual compensation packages for the most senior executives of WhiteWave, including the Named Executive Officers.

Overall Compensation Methodology

The Compensation Committee follows a compensation methodology that emphasizes a pay-for-performance compensation philosophy and which is designed to motivate and reward individual initiative, and align management’s interests with those of our stockholders.

Our compensation philosophy is to compensate our executive officers and other key employees at the following approximate percentile ranges of the Benchmark Comparison Group:

Base Salary	60th percentile

Target STI	50th percentile

Target Total Cash Compensation
(Base Salary + Target STI)	50th - 60th percentile

Target LTI	50th percentile

Target Total Direct Compensation
(Base + Target STI + Target LTI)	50th - 60th percentile

Generally, this approach provides the opportunity for a participant to be paid total direct compensation at or near the 60th percentile of the market if the performance metrics and individual goals are met at the target level. The Compensation Committee believes that our compensation philosophy allows us to attract and retain executives from key consumer packaged goods companies with which we compete for talent.

In early 2013, the Compensation Committee, after consultation with its independent compensation consultant, and members of the Dean Foods and WhiteWave management teams, set our initial compensation programs and policies in connection with our spin-off from Dean Foods. Our initial compensation program reflects our transition to an independent public company with a different benchmark comparison group, the transfer of certain of our executive officers from Dean Foods to WhiteWave, with a corresponding loss of certain Dean Foods compensation and benefits, and the anticipated value to WhiteWave from attracting and retaining executives who have the unique skills and experience to support WhiteWave’s success as it transitions into an independent public company. In setting our initial compensation, compensation levels for some of the executives who transferred from Dean Foods to the Company were decreased by less than the amount required to achieve our target compensation levels in order to provide an incentive for them to join the Company and in recognition of the executive officer’s skill, time in role and accomplishments. Over time, we intend to continue to adjust our executive compensation programs and policies to more closely align with our target percentile ranges; however, the Compensation Committee retains discretion to provide compensation outside of our target range, as the Committee deems appropriate, commensurate with an executive’s skill, time in role and accomplishments. As a result, our initial compensation program (excluding the IPO Grants) exceeded our target percentile ranges:

Actual Target Pay Relative to Benchmark Comparison Group
	Chief Executive Officer	Other Named Executive Officers

Base Salary	<60th percentile	<50th to >75th percentile

Target STI	>50th percentile	<50th to >75th percentile

Target Total Cash Compensation
(Base Salary + Target STI)	<50th percentile	<50th to >75th percentile

Target LTI	>50th percentile	50th to >75th percentile

Target Total Direct Compensation
(Base + Target STI + Target LTI)	60th percentile	<50th to >75th percentile

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of WhiteWave, and consistent with our philosophy of linking pay to performance, the Compensation Committee allocates a significant portion of compensation paid to our executive officers to performance-based STI and LTI programs.

In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation and STI and LTI compensation becomes a larger component of total compensation. See the “Summary Compensation Table for 2013” and the “Grant of Plan-Based Awards in Fiscal Year 2013” table for more information.

As the table below indicates, the majority of target total direct compensation for our Named Executive Officers is provided as variable or “at risk” compensation:

	Chief Executive Officer	Other U.S. Named Executive Officers	Non-U.S. Named Executive Officers
Base Salary	16%	26 – 31%	45%
STI	24%	18 – 24%	27%
LTI	60%	50 – 54%	27%

Annual Cash Compensation

Base Salary. The base salary component of our compensation program is the only fixed component of our executive officers’ total direct compensation and is intended to facilitate attracting and retaining top talent, consistent with our objectives. Base salaries for our executive officers are targeted at the 60th percentile of the Benchmark Comparison Group and the overall general industry, and are set based on each executive officer’s job responsibilities, level of experience and sustained performance in role, as well as to account for the skills and experience of our Named Executive Officers who had served in executive roles at Dean Foods, a significantly larger enterprise, prior to our spin-off. The Compensation Committee believes that the salary targets allow us to attract and retain executives from key consumer packaged goods companies with which we compete for talent. In some cases, such as when an executive is recruited from another company, we may exceed the base salary levels indicated in order to attract, and ultimately retain, the executive. In some cases, an executive’s base salary may be below such levels due to internal equity or other circumstances.

The Compensation Committee annually reviews base salaries of our executive officers and makes adjustments based on changes in the Benchmark Comparison Group, the performance of the executive, and the performance of the company. The Compensation Committee separately reviews the performance of Mr. Engles and makes adjustments as warranted.

In February 2013, our independent directors, who served the functions of a compensation committee until the Compensation Committee was established in March 2013, determined that the base salary of each Named Executive Officer was appropriately positioned relative to the 60th percentile of the Benchmark Comparison Group and made no adjustments to the Named Executive Officers’ base salaries for 2013.

Short-Term Incentive Compensation. The STI component of compensation is designed to motivate senior executives to achieve annual financial and other goals based on our strategic, financial, and operating performance objectives. In 2013, in connection with its review of strategic and operating plans, we established target STI payout percentages for each executive consistent at approximately the 50th percentile (75th percentile in the case of our CEO) of the Benchmark Comparison Group. The payout factor for the financial component of 2013 STI compensation for each executive officer ranged from zero to 200% of that officer’s target payment, depending on actual performance in 2013 against the financial objectives established by the Compensation Committee. Similarly, the payout factor for the individual component of STI compensation for each executive officer ranged from zero to 200% of that officer’s target payment, depending on the officer’s performance in 2013 against the individual objectives established by the Compensation Committee.

In prior years, if the Company or one of its business units exceeded 100% of its respective financial objectives, then each executive officer’s individual objective payout factor was multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s short-term incentive compensation. The maximum total payout for any executive officer, including our

Named Executive Officers, under this formula was 240% of the executive officer’s target incentive opportunity. In March 2013, the Compensation Committee eliminated this multiplier feature applicable to the individual objective payout factor, beginning with the 2013 STI plan, so that the maximum payout is 200%.

The following table provides, for each Named Executive Officer, the relative weight assigned to each element of the 2013 STI Plan:

Name	Corporate Objectives	Business Unit Performance	Individual Objective Performance	Total
Gregg L. Engles	60%	—	40%	100%
Kelly J. Haecker	60%	—	40%	100%
Blaine E. McPeak	—	60%	40%	100%
Bernard P.J. Deryckere	—	60%	40%	100%
Thomas N. Zanetich	60%	—	40%	100%

For 2013, cash incentive payments were based on the 2013 Short-Term Incentive Compensation Plan (the “2013 STI Plan”) approved by the Compensation Committee, which established performance measures for the Corporate, WhiteWave, and Alpro STI compensation plans. The 2013 STI Plan places significant weight on the achievement of financial objectives. The 2013 STI Plan used the following key financial performance measures:

•	achievement of targeted EPS (40%) and consolidated net sales (20%) of WhiteWave for corporate employees, including Mr. Engles, Mr. Haecker and Mr. Zanetich.

•	achievement of targeted North America segment operating income (40%) and net sales (20%) for Mr. McPeak; and

•	achievement of targeted Europe segment operating income (40%) and net sales (20%) for Mr. Deryckere.

In establishing the 2013 STI Plan, the Compensation Committee considered EPS and net sales appropriate performance criterion to measure the achievement of the corporate objectives, and segment operating income and net sales appropriate performance criterion to measure the achievement of each business segment’s objectives because each was viewed as representative of the profitability and operating efficiency of WhiteWave and each business segment. In addition, the net sales performance measure for the North America and Europe business segments underscores the focus on the quality of top line performance and growing WhiteWave businesses at the time of the establishment of such 2013 STI Plan.

2013 Corporate and Business Unit Financial Performance

In February 2014, the Compensation Committee assessed the performance of our Named Executive Officers against the corporate and business unit financial goals that had been established at the beginning of 2013. Achievement at the target level constituted 100% payout of the financial component portion of the STI compensation and performance in excess of 90% of target is the threshold for payout on the financial measures. The financial performance measures used for our Named Executive Officers, and the results of the 2013 assessment, are set forth in the table below.

Financial Performance Measures	Performance at Target	Actual Performance	Performance as a Percentage of Target
	(Dollars in millions, except EPS)
Corporate
Consolidated Net Sales (20%)	$2,484.9	$2,542.1	102.3%
Adjusted Earnings Per Share (40%)	$0.703	$0.736	104.7%

North America Segment
Segment Net Sales (20%)	$2,090.5	$2,124.0	101.6%
Adjusted Segment Operating Income (40%)	$229.3	$229.6	100.1%

Europe Segment
Segment Net Sales (20%) (1)	$403.0	$424.2	105.2%
Adjusted Segment Operating Income (40%) (1)	$28.8	$35.1	121.7%

(1)	Reflects a $6.0 million adjustment in net sales and $3.6 million adjustment in segment operating income for foreign currency exchange rate differences in the Europe business segment.

2013 Individual Performance

In addition to the financial performance measures discussed above, the Compensation Committee assessed the performance of our Named Executive Officers against the strategic performance goals that comprised the individual objective portion of each Named Executive Officer’s goals. The individual objective portion of the 2013 STI Plan, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2013. An overview of key objectives achieved by our Named Executive Officers is set forth below.

Gregg L. Engles

In his role as Chief Executive Officer, Mr. Engles is responsible for developing and implementing WhiteWave’s overall strategy and for recruiting, developing and leading a qualified executive leadership team to implement this strategy. The successful execution by our executive leadership team of their respective individual objectives impacts our consolidated financial results, and therefore affects Mr. Engles performance rating and payout. Mr. Engles’ individual objectives achieved in 2013 included the following:

•   leading our topline and bottom-line growth strategy for all business platforms;

•   delivering year over year earnings per share growth of 23%;

•   providing oversight to merger and acquisition strategy resulting in acquisition of Earthbound Farm and the agreement to form the joint venture with Mengniu Dairy in China;

•   leading the successful transition and build out of corporate staff to support the new public company;

• maintaining an open, responsive and productive relationship with WhiteWave’s Board of Directors; and • instilling a culture of ethical behavior and social responsibility throughout WhiteWave.

Kelly J. Haecker

As Chief Financial Officer, Mr. Haecker positively impacted our consolidated financial results through certain initiatives. Mr. Haecker’s individual objectives achieved in 2013 included the following:

•   meeting or exceeding financial objectives for all quarters in 2013;

•   effectively managing SG&A expenses while simultaneously increasing the Company’s operating margin;

•   leading the build out of corporate financial and IT functional capabilities to support the new public company, including implementation of the Company’s financial reporting and control structure;

•   providing due diligence support for the Earthbound Farm acquisition and the agreement to form the joint venture in China;

•   upgrading and streamlining our forecasting and reporting capabilities to support as a stand-alone company; and

•   providing oversight for the efficient and effective allocation of capital.

Blaine E. McPeak

As President of the North America business segment, Mr. McPeak is responsible for developing and implementing the overall short and long-term marketing and innovation strategies for the plant-based food and beverage category under the Silk brand and for the Horizon Organic dairy and International Delight coffee creamer products. He also is responsible for the recruitment and development of qualified executives to execute the strategies of each business platform. Mr. McPeak’s individual objectives achieved in 2013 included the following:

•   leading consistent topline and bottom line quarterly growth for all of his business platforms;

•   leading cost cutting initiatives to control SG&A expenses;

•   executing a capital investment strategy that focused on achievement of WhiteWave’s volume growth plans and reducing inflation in distribution and warehousing costs;

•   developing and executing strategic growth plans; and

•   instilling a culture in which WhiteWave employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the company.

Bernard P.J. Deryckere

As President of Alpro, Mr. Deryckere is responsible for developing and implementing the overall short and long-term marketing and innovation strategies for the plant-based food and beverage category under the Alpro brand in Europe. He is also responsible for the recruitment and development of qualified executives to execute the business platform strategies. Mr. Deryckere’s individual objectives achieved in 2013 included the following:

•   driving overall topline and bottom-line line growth for the Europe business segment;

•   leading cost cutting initiatives resulting in substantial reductions in SG&A expenses;

•   leading the development and execution of strategic growth plans through plant-based beverage line extensions; and

•   instilling a culture in which Alpro employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout the company.

Thomas N. Zanetich

As Executive Vice President, Human Resources, Mr. Zanetich is responsible for developing and executing WhiteWave’s overall Human Capital Strategy, which include recruiting and developing key talent, executing comprehensive total compensation strategies that are designed to align with stockholder value, attracting and retaining talent, and building an engaged workforce centered on ethical behavior and social responsibility. Mr. Zanetich’s individual objectives achieved in 2013 included the following:

•   leading the build out of key corporate functions and systems required for a stand-alone public company;

•   successfully transitioning all compensation and benefit plans from Dean Foods vendors to WhiteWave Foods with no interruptions to ongoing operations;

•   developing and executing senior leadership succession plans to support ongoing business operations;

•   developing and executing an internal and external staffing strategy in support of the merger and acquisition initiatives;

•   executing WhiteWave’s Total Rewards strategy focused on building stockholder value and full engagement of the workforce; and

•   instilling a culture of ethical behavior and social responsibility throughout the company.

With respect to the individual objectives component of 2013 STI Plan compensation, all of our Named Executive Officers met and exceeded all objectives, resulting in a rating of “above target” for their respective individual ratings. The table below shows the STI compensation payout target for fiscal year 2013 and the actual payouts for our Named Executive Officers:

			Weighted Payout as a % of Target			Actual STI Payouts
Name	Target Payout as % of Salary	STI Target Payout	Corporate Financial Objectives	Segment Financial Objectives	Individual Objectives	Corporate Financial Objectives	Segment Financial Objectives	Individual Objectives	Total Actual Payout
Gregg L. Engles	150%	$1,680,000	88%	—	60%	$1,481,760	$—	$1,008,000	$2,489,760
Kelly J. Haecker	70%	$350,000	88%	—	58%	$308,700	$—	$203,000	$511,700
Blaine E. McPeak	90%	$585,000	—	67%	52%	$—	$389,610	$304,200	$693,810
Bernard P.J. Deryckere	60%	$361,829	—	120%	60%	—	$434,195	$217,097	$651,292
Thomas N. Zanetich	60%	$270,000	88%	—	58%	$238,140	$—	$156,600	$394,740

Long-Term Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on the long-term value created for stockholders. Our LTI compensation program is designed to align the results achieved for stockholders with the rewards provided to senior executives and includes grants of stock options and RSUs. Stock options are used to motivate and reward senior executives to increase stockholder value. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. The Compensation Committee annually reviews market practices and trends, as well as the availability of shares available to grant to employees under our plans, in determining the mix of awards.

For 2013, LTI grants were awarded under our 2013 LTI compensation program to our Named Executive Officers as follows:

	Options	RSUs	Stock Appreciation Rights	Phantom Share Units
Messrs. Engles, Haecker, McPeak and Zanetich	50%	50%	—	—
Bernard P.J. Deryckere (1)	—	—	50%	50%

(1)	Mr. Deryckere is a non-U.S. resident and, as a result, WhiteWave historically has granted him stock-based equity awards that settle in cash. Beginning in 2014, all executive officers, including Mr. Deryckere, will receive equity awards that settle in shares of common stock.

The table below shows the LTI awards granted to our Named Executive Officers in 2013:

	2013 LTI Determination Date Fair Value($)(1)	2013 LTI Grant Date Fair Value($)(1)	Options(#)	RSUs(#)
Gregg L. Engles	$4,200,000	$3,930,378	469,673	129,630
Kelly J. Haecker	$1,000,000	$935,800	111,827	30,864
Blaine E. McPeak	$1,250,000	$1,169,751	139,784	38,580
Bernard P.J. Deryckere (2)	$388,500	$363,564	43,445	11,991
Thomas N. Zanetich	$750,000	$701,849	83,870	23,148

(1)	The number of RSUs and Options awarded was calculated based on the determination date value and $16.20, the average closing stock price during the first 15 trading days of January 2013. The Grant Date Fair Value is calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based on $15.16, the closing stock price on the date of grant.

(2)	Mr. Deryckere is a Belgian resident and historically has been granted cash settled equity-awards, rather than stock settled equity-awards. In 2013, he received stock appreciation rights, rather than options, and phantom share units, rather than RSUs. Stock appreciation rights (“SAR”) are similar to stock options and entitle the holder to receive cash equal to the difference between the exercise price of the SAR and the current trading price of our common stock. Phantom share units entitle the holder to a cash payment equal to the increase in value of a designated number of shares over a specified vesting period.

Determination of the 2013 Compensation of our Named Executive Officers

Compensation of Our Chief Executive Officer. The Compensation Committee is responsible for approving corporate goals and objectives relevant to the compensation of Gregg L. Engles, our Chairman and Chief Executive Officer, evaluating his performance in light of those goals and objectives and, together with the other independent directors, determining and approving his compensation level based on their evaluation. At the beginning of 2013, the Compensation Committee established Mr. Engles’ specific objectives for 2013. In January 2014, Mr. Engles prepared a self-assessment of his performance for 2013, which was presented to our Lead Director and the Chair of the Compensation Committee for review. Our Lead Director and the Chair of the Compensation Committee then coordinated the review and discussion of Mr. Engles’ performance by the Compensation Committee and all of the independent directors, who approved a performance rating and individual payout factor for Mr. Engles. Other than preparation of his performance self-assessment, Mr. Engles does not participate in the process of determining his own compensation, nor was he present for the discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Engles’ 2013 performance is discussed under the heading “—Compensation Mix—Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation under the applicable compensation programs and policies, the Compensation Committee and our other independent directors considered: Mr. Engles’ base salary, STI compensation, LTI compensation, and total direct compensation compared to the compensation of the chief executive officers of companies in the Benchmark Comparison Group, WhiteWave’s performance and stock performance in the past year, and Mr. Engles’ skills and experience in his prior role as the Chief Executive Officer at Dean Foods, which was a significantly larger enterprise. The Compensation Committee also applied the metrics described under “—Compensation Mix—Annual Cash Compensation—Base salary,” “—Compensation Mix —Annual Cash Compensation—Short-Term Incentive Compensation,” “—Compensation Mix —Long-Term Incentive Compensation.” The difference in magnitude and mix of target total compensation between Mr. Engles’ compensation and the compensation of our other Named Executive Officers reflects the significant difference in their responsibilities. Mr. Engles is directly responsible for driving our strategy and for ensuring that the strategy is fully executed across our organization. In addition, Mr. Engles is directly responsible for selecting, retaining, managing, and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Named Executive Officers. At the beginning of 2013, performance objectives for 2013 were established for all of our Named Executive Officers. Mr. Engles worked with the Named Executive Officers to develop their specific objectives to present to the Compensation Committee for approval. At the beginning of 2013, the Compensation Committee approved the specific objectives for each of our Named Executive Officers, and monitored performance against those specific objectives throughout the year.

In February 2014, Mr. Engles presented to the Compensation Committee his assessments of the 2013 performance of the Named Executive Officers against their respective performance objectives and recommended payout percentages under the 2013 STI plan and proposed changes to each Named Executive Officer’s compensation for 2014. Mr. Engles based his compensation recommendations with respect to our Named Executive Officers using the same Benchmark Comparison Group market data reviewed by the Compensation Committee, his subjective review of each Named Executive Officer’s overall performance and contribution to the business units, and the overall performance of WhiteWave and the Named Executive Officer’s applicable business unit. While they considered Mr. Engles’ recommendations with respect to the compensation of our Named Executive Officers, our Compensation Committee, evaluated the recommendations and made all final compensation decisions relating to such Named Executive Officers.

Actions Taken with respect to 2014 Compensation

The Compensation Committee evaluates our compensation philosophy each year and makes changes to our compensation program that it believes are appropriate. In early 2014, the Compensation Committee evaluated our compensation program and made several changes to our program for 2014, and concluded that the strategies designed to achieve its compensation objectives continue to be appropriate. The Compensation Committee also retained a new independent compensation consultant and determined to undertake a comprehensive review of our 2015 compensation program and philosophy, taking into account the completion of our spin-off from Dean Foods in 2013 and the rapid growth of our business. The Compensation Committee took the following actions with respect to our 2014 compensation program:

Base Salary. In February 2014, our Compensation Committee reviewed the base salaries of our Named Executive Officers and determined that the base salary of each Named Executive Officer was appropriately positioned relative to the 60th percentile of the Benchmark Comparison Group and made no adjustments to base salary for 2014.

2014 Short-Term Incentive Target Levels. In February 2014, our Compensation Committee reviewed the short-term incentive target bonus opportunities of our Named Executive Officers and determined that the targets for each Named Executive Officer, except for our Chief Executive Officer, were appropriately positioned relative to the 60th percentile of the Benchmark Comparison Group and made no adjustments for 2014. With respect to our Chief Executive Officer, Mr. Engles, the Compensation Committee approved a decrease in his short-term incentive target bonus opportunity from 150% to 125% of base salary, with a corresponding increase in long-term incentive compensation, so that his total compensation remains unchanged but a higher proportion is equity-based. As a result, the approved STI target levels for our Named Executive Officers for 2014 are as follows:

2014 STI Target As Percentage of Base Salary
Gregg L. Engles	125%
Kelly J. Haecker	70%
Blaine E. McPeak	90%
Bernard P.J. Deryckere	60%
Thomas N. Zanetich	60%

In March 2014, the Compensation Committee approved the design of our STI Plan for 2014 and approved specific financial performance measures for our Named Executive Officers. Under the 2014 STI Plan, 80% of target payout will be based on achievement of specific financial performance measures and 20% of target payout will be based on achievement of individual objectives. For Messrs. Engles, Haecker and Zanetich, the financial performance measures are consolidated earnings per share (60%) and net sales (20%). For Mr. McPeak and Deryckere, the financial performance measures are consolidated earnings per share (20%), business segment operating income (40%) and business segment net sales (20%). The Compensation Committee believes that placing additional weight on the achievement of financial objectives and adding earnings per share as a measure for all executive officers will provide additional incentive to our senior management to continue to grow both top line and overall profitability.

2014 Long-Term Incentive Awards. In February 2014, our independent directors approved the 2014 LTI annual grants to our Named Executive Officers and certain other executives. The 2014 LTI grants to our Named Executive Officer are as follows:

	2014 LTI Grant Date Fair Value($)		Options(#)	RSUs(#)
Gregg L. Engles	$4,500,000		261,615	83,612
Kelly J. Haecker	$1,000,000		58,137	18,580
Blaine E. McPeak	$1,750,000	(1)	101,739	32,516
Bernard P.J. Deryckere	$1,000,000	(2)	58,137	18,580
Thomas N. Zanetich	$600,000		34,882	11,148

(1)	Mr. McPeak received a one-time additional LTI award value of $500,000 to reflect his recent assumption of expanded company-wide responsibilities. His annual LTI target award value otherwise would have been $1.25 million.

(2)	Mr. Deryckere received a one-time additional LTI award value of $500,000 LTI. His annual LTI target award value otherwise would have been $500,000.

The 2014 LTI awards were granted on February 14, 2014 in the form of 50% stock options and 50% RSUs. In approving the design of the 2014 LTI program, the Compensation Committee considered the Company’s limited operating history as an independent, standalone company, its market position as a growth company and the significant transitions in the business since the Company’s initial public offering in October 2012, and determined to consider alternative program designs, including multi-year performance objectives and/or absolute or relative performance objectives, after the Company has a longer operating history from which to build upon.

Independent Compensation Consultant. In late 2013, after the completion of WhiteWave’s separation from Dean Foods, the Compensation Committee initiated a process to request proposals for and evaluate potential providers of executive compensation consulting services. As a result of this process, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent executive compensation consultant beginning in 2014, to advise the Compensation Committee with respect to WhiteWave’s 2014 STI Plan and all of our 2015 executive compensation programs.

Other Compensation Practices and Policies

Stock Ownership Guidelines

Following our initial public offering, our Board of Directors adopted minimum stock ownership guidelines for our executive officers. In accordance with those guidelines, Mr. Engles is required to own shares of our common stock equal in value to five times his annual base salary and our other executive officers are each required to own shares of our common stock equal in value to two times their annual base salary. Shares of our common stock, restricted stock, and RSUs, whether vested or unvested, are counted toward the ownership requirement. Vested and unexercised stock options do not count towards the ownership requirement. Our executive officers have until the later of five years after the adoption of the guidelines or three years after becoming subject to the guidelines to satisfy the executive stock ownership requirements. All of our executives officers who are subject to these guidelines currently are in compliance.

Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan

Employees of WhiteWave with high base compensation may defer a portion of their salary and bonus each year into the WhiteWave Executive Deferred Compensation Plan (the “EDCP”), which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a potential retention tool for our eligible executives, and that this program is similar to programs offered at most of the companies in the Benchmark Comparison Group. The amounts deferred are partially funded as unsecured obligations of WhiteWave, receive no preferential standing, and are subject to the same risks as any of WhiteWave’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. Employees receive a matching contribution that is equal to the amount of match they did not receive in the 401(k) Plan as a result of participating in the EDCP. All of the Named Executive Officers except Mr. Deryckere are eligible to participate in this plan. In 2013, none of the Named Executive Officers elected to defer salary and/or bonus pursuant to this plan. In January 2014, the EDCP was amended to allow our executive officers and non-employee directors to defer restricted stock units, which will be paid out only in shares of WhiteWave common stock upon the expiration of the deferral period.

We also maintain a Supplemental Executive Retirement Plan (the “SERP”), which is a nonqualified deferred compensation arrangement for our employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from WhiteWave that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k) Plan. WhiteWave credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability. All of the Named Executive Officers except Mr. Deryckere are eligible to participate in this plan. We do not maintain a defined benefit plan for any of our Named Executive Officers, except for Mr. Deryckere who participates in a Belgian pension plan.

In addition, Mr. Deryckere is eligible for contributions to the Alpro Top Hat Plan, which is a Belgian tax qualified deferred compensation benefit plan for Alpro key employees. Pursuant to the Top Hat Plan, we contribute 32% of all variable compensation paid to Mr. Deryckere to this plan. As state pension programs in Belgium are capped based on salary, a top hat plan for executives is a common market practice to safeguard retirement benefits for individuals with salaries above the state benefit ceilings. Variable compensation under the Alpro Top Hat Plan is composed of payments made under WhiteWave’s STI plan and payouts of retention awards granted by Alpro in prior years. The Alpro Top Hat Plan pays benefits upon retirement, which is defined as age 65, and the benefits are taxable to the participant upon retirement.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time the executive officers devote to administrative matters other than our business, promote a healthy work/life balance, and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We also provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled.

The Compensation Committee also approved certain personal use of the WhiteWave corporate aircraft for our Chairman and Chief Executive Officer, as described below in the “Summary Compensation Table for 2013.” The Compensation Committee believes that the enhanced security and efficiency this benefit provides is appropriate and is in the interests of WhiteWave and its stockholders. The incremental costs to WhiteWave of providing personal travel on corporate aircraft are included in the “All Other Compensation” table.

In addition, executive officers are eligible to receive financial counseling, including tax and other financial advice. Amounts paid on behalf of each Named Executive Officer under this plan are not material and are included in the “All Other Compensation” table.

We purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship building purposes, as well as to maintain involvement in communities in which we operate and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives, including our Named Executive Officers, participate in WhiteWave’s broad-based programs generally available to all employees or other key employees, including our 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the “All Other Compensation” table.

Severance and Change in Control Benefits

Executive Severance Plan. We maintain an Executive Severance Plan that provides severance benefits to certain designated officers of WhiteWave, including all of our Named Executive Officers except Mr. Deryckere, who are involuntarily terminated (other than for cause), or who voluntarily terminate their employment for good reason. Under the plan, all of the Named Executive Officers would be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his bonus for the fiscal year in which the termination occurs. In addition, the terminated officer would receive a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months following the termination date based on the average closing price of WhiteWave’s stock for the 30 days immediately following the date of severance; however, unvested LTI awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the termination occurs, unless otherwise expressly provided in the terms of the award. The terminated officer also would be entitled to cash payments that may be used to pay COBRA health benefits and outplacement services. An officer’s right to receive benefits under the plan is conditioned upon the execution of a release and upon such other conditions as the administrator of the Plan may determine, including execution of a non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. For additional information regarding our severance benefits, see the “Estimated Payments upon a Qualified Termination” table and related narrative.

Change in Control Agreements. We also have entered into agreements with all of our Named Executive Officers, except Mr. Deryckere, pursuant to which, in the event of a change in control and a subsequent qualifying termination, each of such officers is entitled to receive (i) a lump sum cash payment equal to three times his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to the termination; (ii) the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company; (iii) continued insurance benefits for two years; and (iv) certain outplacement services. In addition, all unvested equity awards vest in full upon a change in control. A qualifying termination means a termination of employment by WhiteWave or its successor without cause, or by the executive officer with good reason, within thirteen months following a change in control or, for Messrs. Engles, McPeak and Zanetich, by the executive officer for any reason during the thirteenth month following a change in control.

In March 2014, the Compensation Committee approved amendments to the Company’s agreements with Messrs. Engles, McPeak and Zanetich to eliminate the provision permitting the executive officer to receive benefits if he terminates employment for any reason during the thirteenth month following a change in control. All of the Company’s change in control agreements with its executive officers now require both a change in control and, within thirteen months following a change in control, either termination of employment by WhiteWave or its successor without cause or termination of employment by the executive officer with good reason. The agreements also contain standard covenants pursuant to which the executive agreed not to compete with WhiteWave or solicit any of WhiteWave’s employees for two years after termination and not to divulge any of WhiteWave’s confidential information. For additional information regarding our change in control benefits, see the “Estimated Payments Upon Termination Following a Change in Control” table and related narrative.

Agreement with Bernard Deryckere. Mr. Deryckere is not eligible for benefits under the Executive Severance Plan or pursuant to a change in control agreement; however, under his existing agreement, upon a termination of his employment agreement for any reason other than for “serious cause” as defined in Article 35 of the Belgium Employment Contracts Act, Mr. Deryckere would be entitled to receive an amount equal to the product of (i) the greater of 24 months, or the maximum statutory amount, which provides for a maximum of three months per five years of service, multiplied by (ii) his current salary, bonus and mid-term incentive compensation. In addition, if WhiteWave terminates Mr. Deryckere’s employment without “serious cause,” or Mr. Deryckere terminates his employment for good reason, Mr. Deryckere would be entitled to an additional amount equal to 12 months’ salary, which additional amount shall be reduced by any number of months greater than 24 payable with respect to the severance indemnity, calculated by using the maximum statutory formula set forth above.

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to certain Named Executive Officers to $1.0 million per year. An exception to this general rule exists, in Section 162(m) of the Internal Revenue Code, for performance-based compensation that meets certain IRS requirements. We received approval from our stockholders to grant performance-based awards that would qualify for the exception from this deduction limit. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Our Compensation Committee believes it is important to retain the flexibility to compensate executive officers competitively, and will continue to monitor our compensation practices and consider additional opportunities to take advantage of the performance-based compensation exemption when we believe it is in the best interests of WhiteWave and its stockholders.

Restrictions on Trading in Our Securities.

Our Code of Ethics prohibits all of our directors, executive officers and other employees from trading while aware of material, nonpublic information and from engaging in “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future). This policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Company has adopted a “clawback” policy pursuant to which it may recoup certain compensation paid to any current or former WhiteWave executive officer in the event WhiteWave is required to restate its financial statements. Under the policy, the Compensation Committee, in its discretion, may require the return, repayment or forfeiture of any annual or long-term incentive payment or award made or granted to an executive officer if the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the restatement, the executive officer engaged in intentional misconduct that caused the need for the restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. In addition, the terms and conditions in our STI and LTI compensation plans, applicable to our Named Executive Officers and other participants, enable the company to “clawback” or recoup incentive compensation awarded under those plans pursuant to any clawback policy adopted by the company.

Consideration of the 2013 Stockholder Advisory Vote on our Executive Compensation

At our 2013 Annual Meeting of Stockholders, we held our first stockholder advisory vote on our fiscal year 2012 executive compensation programs and policies and the compensation paid to our Named Executive Officers as disclosed in the 2013 proxy statement. Our stockholders expressed strong support for our fiscal year 2012 executive compensation program, with over 99% of votes cast voting to approve the compensation.

The Compensation Committee considered these voting results when designing our 2013 executive compensation programs and policies and determining the compensation to be paid to our executives in 2013. The Compensation Committee concluded that our current compensation programs effectively align pay and performance and promote long-term stockholder value and did not make any specific program changes as a result of the voting results. As part of its ongoing responsibilities, the Compensation Committee will continue to consider the results of future stockholder advisory votes as well as stockholder views about our compensation philosophy, objectives and program design.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K for the year ended December 31, 2013.

This report is presented by:

The members of the Compensation Committee

Stephen L. Green (Chairman)

Michelle P. Goolsby

Joseph S. Hardin, Jr.

Mary E. Minnick

Summary Compensation Table for 2013

The following table presents the compensation of our named executive officers for fiscal years 2013, 2012 and 2011. For fiscal 2013, our named executive officers are Gregg L. Engles, our principal executive officer, Kelly J. Haecker, our principal financial officer, and Messrs. McPeak, Deryckere and Zanetich, the next three most highly-compensated executive officers who were serving as executive officers of WhiteWave at the end of fiscal 2013.

For information on the role of each component within the total executive compensation program, see the relevant description in the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement. For more information regarding how the amounts in the table are calculated, see the narrative that follows the footnotes to the table.

Name and principal position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Gregg L. Engles	2013	1,120,000	1,965,191	1,965,187	2,489,760	—	415,998	7,956,136
Chairman of the Board and Chief Executive Officer	2012	1,020,000	6,853,273	9,704,204	4,704,000	—	251,617	22,533,094

Kelly J. Haecker,	2013	500,000	467,898	467,902	511,700	—	44,195	1,991,695
Executive Vice President, Chief Financial Officer	2012	433,385	1,411,963	1,341,923	936,942	—	33,844	4,158,057

Blaine E. McPeak	2013	650,000	584,873	584,879	693,810	—	56,978	2,570,540
Executive Vice President, President, WhiteWave	2012	509,615	2,385,363	1,855,894	1,622,076	—	68,100	6,441,048

Bernard P.J. Deryckere (6) Executive Vice President, CEO, Alpro	2013	602,559	181,784	181,781	651,292	135,635	249,869	2,002,920

Thomas L. Zanetich	2013	450,000	350,924	350,925	394,740	—	54,015	1,600,604
Executive Vice President, Human Resources	2012	445,000	1,576,521	1,169,411	907,200	—	41,262	4,139,394

(1)	Amounts shown include amounts deferred under the 401(k) Plan.

(2)	Amounts reflect the grant date fair value of RSUs granted to Messrs. Engles, Haecker, McPeak and Zanetich, and phantom share units granted to Mr. Deryckere, calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation.”

(3)	Amounts for 2012 consist of a one-time grant made to our Named Executive Officers in connection with WhiteWave’s initial public offering in October 2012 (“IPO Grants”), and grants made by Dean Foods Company in 2012 prior to our initial public offering. In connection with our spin-off from Dean Foods in May 2013, all Dean Foods equity-based awards held by our non-management directors and employees were converted into WhiteWave equity-based awards with respect to our Class A common stock.

(4)	Amounts reflect the aggregate grant date fair value of stock options granted to Messrs. Engles, Haecker, McPeak and Zanetich, and stock appreciation rights granted to Mr. Deryckere. See Note 13, “Share-Based Compensation” to our audited consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2013 for a description of the relevant assumptions used in calculating the grant date fair value.

(5)	Consists of amounts earned in 2013 under the 2013 STI Plan, which is described under “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation.”

(6)	Mr. Derykere was not a Named Executive Officer before 2013. All amounts in the table for Mr. Deryckere, except for amounts in the equity award columns, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.3283 U.S. dollars, the average currency exchange rate for 2013.

(7)	Amounts shown in the “All Other Compensation” column include the following:

2013 All Other Compensation (1)

Name	Aircraft Usage ($)(2)	Relocation ($)(3)	Tax Payments ($)(4)	SERP ($)(5)	Defined Contribution Plan (6)	Other ($)(7)	Total ($)
Gregg L. Engles	107,762	86,780	75,668	122,557	—	23,231	415,998

Kelly J. Haecker	—	—	—	26,563	—	17,632	44,195

Blaine E. McPeak	—	—	—	41,499	—	15,479	56,978

Bernard P.J. Deryckere	—	—	—	—	208,413	41,456	249,869

Thomas N. Zanetich	—	—	—	30,726	—	23,289	54,015

(1)	Amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available generally to all WhiteWave employees.

(2)	Consists of the incremental costs of using the corporate aircraft for personal travel. The incremental cost of personal travel on corporate aircraft is based on the variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel.

(3)	Mr. Engles relocated to Denver, Colorado in connection with our spin-off from Dean Foods Company. Represents the relocation expenses paid by WhiteWave to a relocation company and service providers pursuant to WhiteWave’s relocation policy.

(4)	Consists of the tax payments with respect to the relocation benefits provided to Mr. Engles.

(5)	We maintain a SERP for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amounts shown is the amount credited to the Named Executive Officer’s account under the SERP. See “Compensation Discussion and Analysis—Other Compensation Practices and Policies–Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan” for more information on the SERP.

(6)	Consists of contributions to Alpro’s Top Hat Plan for the benefit of Mr. Deryckere. See “Compensation Discussion and Analysis—Other Compensation Practices and Policies–Deferred Compensation Plan, Supplemental Employee Retirement Plan and Alpro Top Hat Plan” for more information on the Alpro Top Hat Plan.

(7)	Includes matching contributions to WhiteWave’s 401(k) Plan (all Named Executive Officers except Mr. Deryckere) and amounts paid by WhiteWave for life insurance and long-term disability premiums (all Named Executive Officers), health screening exams for two Named Executive Officers and a car allowance (Mr. Deryckere).

Agreements with our Executive Officers

In connection with our initial public offering, we entered into employment agreements with our U.S.-based executive officers, including all of the Named Executive Officers. Each of these employment agreements has an initial term of three years, and will automatically renew at the end of its then-current term for successive one-year periods, unless and until we or the executive officer provides a notice of non-renewal at least 30 days prior to the expiration of the agreement’s then- current term. The agreements provide that each officer will continue to receive a base salary and an annual STI target bonus opportunity at least equal to his base salary and STI target bonus opportunity as of our initial public offering. Each executive officer also is entitled to receive benefits coverage consistent with the eligibility provisions of the applicable plans and perquisites on the same basis as generally made available to WhiteWave’s senior executives. Each employment agreement also contains standard non-compete and confidentiality provisions.

Grants of Plan-Based Awards in Fiscal Year 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Gregg L. Engles	—	16,800	1,680,000	3,360,000
	2/15/2013				129,630			1,965,191
	2/15/2013					469,673	15.16	1,965,187
Kelly J. Haecker	—	3,500	350,000	700,000
	2/15/2013				30,864			467,898
	2/15/2013					111,827	15.16	467,902
Blaine E. McPeak	—	5,850	585,000	1,170,000
	2/15/2013				38,580			584,873
	2/15/2013					139,784	15.16	584,879
Bernard P.J. Deryckere	—	3,618	361,829	723,658
	2/15/2013				11,991			181,784
	2/15/2013					43,445	15.16	181,781
Thomas N. Zanetich	—	2,700	270,000	540,000
	2/15/2013				23,148			350,924
	2/15/2013					83,870	15.16	350,925

(1)	Consists of amounts payable under the 2013 STI Plan. The actual amounts paid pursuant to these awards are included in the “Summary Compensation Table for 2013” in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Compensation Mix–Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan.

(2)	RSUs, stock options, stock appreciation rights (“SARs”) and phantom share units were granted pursuant to the WhiteWave 2012 SIP and vest ratably over three years beginning on the first anniversary of the grant date. These awards also vest immediately upon a change of control and in the following additional circumstances: (i) if the employee retires after reaching age 65, (ii) if an employee with 10 years of service retires after reaching age 55, and (iii) in certain cases upon death or qualified disability.

(3)	All of the U.S.-based Named Executive Officers received their 2013 LTI awards in the form of 50% RSUs and 50% options, and Mr. Deryckere received his 2013 LTI award in the form of 50% phantom share units and 50% SARs.

Outstanding Equity Awards at 2013 Fiscal Year-End (1)

			Option Awards(2)				Stock Awards(3)
Name	Issuer (Dean Foods or WhiteWave)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregg L. Engles
	WWAV	2/15/2013	—	469,673	15.16	02/15/2023	129,630	2,973,712
	WWAV	10/25/2012	338,165	676,328	17.00	10/25/2022	186,666	4,282,118
	DF	3/20/2012	—	—	—	—	127,078	2,915,169
	DF	2/17/2012	362,427	724,853	11.10	2/17/2022	—	—
	DF	2/24/2011	545,974	272,987	9.52	2/24/2021	43,145	989,746
	DF	2/12/2010	241,467	—	13.39	2/12/2020	—	—
	DF	2/13/2009	467,530	—	18.46	2/13/2019	—	—
	DF	1/15/2008	451,221	—	23.33	1/15/2018	—	—
	DF	2/12/2007	393,047	—	27.69	2/12/2017	—	—
	DF	1/13/2006	696,621	—	23.62	1/13/2016	—	—
	DF	1/7/2005	544,942	—	16.83	1/7/2015	—	—
	DF	1/13/2004	583,033	—	16.47	1/13/2004	—	—

TOTAL			4,624,427	2,143,841			486,519	11,160,745

Kelly J. Haecker	WWAV	2/15/2013	—	111,827	15.16	02/15/2023	30,864	708,020
	WWAV	10/25/2012	80,516	161,030	17.00	10/25/2022	44,444	1,019,545
	DF	2/17/2012	11,918	23,835	11.10	2/17/2022	16,732	383,832
	DF	2/18/2011	18,561	9,280	9.52	2/18/2021	7,034	161,361
	DF	2/12/2010	18,372	—	13.39	2/12/2020	—	—
	DF	2/13/2009	30,987	—	18.46	2/13/2019	—	—
	DF	1/15/2008	30,443	—	23.33	1/15/2018	—	—
	DF	2/12/2007	47,930	—	27.69	2/12/2017	—	—
	DF	3/7/2006	95,864	—	23.35	3/7/2016	—	—

TOTAL			334,591	305,972			99,074	2,272,758

Blaine E. McPeak	WWAV	2/15/2013	—	139,784	15.16	2/15/2023	38,580	885,025
	WWAV	10/25/2012	100,644	201,288	17.00	10/25/2022	55,555	1,274,432
	DF	2/17/2012	28,603	57,205	11.10	2/17/2022	40,157	921,202
	DF	2/18/2011	34,647	17,323	9.52	2/18/2021	13,131	301,225
	DF	2/12/2010	31,495	—	13.39	2/12/2020	—	—
	DF	11/2/2009	11,526	—	15.35	11/2/2019	—	—
	DF	2/13/2009	30,987	—	18.46	2/13/2019	—	—
	DF	6/2/2008	7,610	—	19.37	6/2/2018	—	—
	DF	1/15/2008	30,443	—	23.33	1/15/2018	—	—
	DF	2/28/2007	79,887	—	28.18	2/28/2017	—	—

TOTAL			355,842	415,600			147,423	3,381,884

Bernard P.J. Deryckere (4)	WWAV	2/15/2013	—	43,445	15.16	2/15/2023	11,991	275,074
	WWAV	10/25/2012	39,051	78,220	17.00	10/25/2022	21,578	494,999

TOTAL			39,051	121,665			33,569	770,073

Thomas N. Zanetich	WWAV	2/15/2013	—	83,870	15.16	2/15/2023	23,148	531,015
	WWAV	10/25/2012	60,387	120,772	17.00	10/25/2022	33,333	764,659
	DF	2/17/2012	—	42,904	11.10	2/17/2022	30,117	690,884
	DF	2/18/2011	—	12,991	9.52	2/18/2021	9,848	225,913
	DF	2/12/2010	11,811	—	13.39	2/12/2020	—	—
	DF	2/13/2009	22,832	—	18.46	2/13/2019	—	—
	DF	1/15/2008	26,094	—	23.33	1/15/2018	—	—
	DF	2/12/2007	39,942	—	27.69	2/12/2017	—	—
	DF	6/1/2006	23,966	—	22.34	6/1/2016	—	—

TOTAL			185,032	260,537			96,446	2,212,471

(1)	Reflects outstanding equity awards granted under the WhiteWave 2012 Stock Incentive Plan. Awards granted on and after October 25, 2012 were granted by WhiteWave; all awards granted prior to October 25, 2012 were granted by Dean Foods. In connection with our spin-off from Dean Foods in May 2013, all Dean Foods equity-based awards held by our non-management directors and employees were converted into WhiteWave equity-based awards with respect to our Class A common stock.

(2)	Options vest one-third on each of the first, second and third anniversary of the grant date, and also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. Options other than the IPO Grants, which have a grant date of October 25, 2012, also vest when an employee with 10 years of service retires after reaching age 55.

(3)	Each RSU represents the right to receive one share of WhiteWave’s common stock in the future. RSUs have no exercise price. Generally, grants made prior to 2009 vest ratably over five years, and grants made after 2009 vest ratably over three years. All RSUs also vest immediately upon a change of control and in the following additional circumstances (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. RSUs other than the IPO Grants, which have a grant date of October 25, 2012, also vest when an employee with 10 years of service retires after reaching age 55.

(4)	Mr. Deryckere is a Belgian resident and historically has been granted cash settled equity-awards, rather than stock settled equity-awards. In 2013, he received SARs, rather than options, and phantom share units, rather than RSUs. SARs entitle the holder to receive cash equal to the difference between the exercise price of the SAR and the current trading price of our common stock. Phantom share units entitle the holder to a cash payment equal to the increase in value of a designated number of shares over a specified vesting period.

Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Gregg L. Engles	583,033	2,081,428	93,334		1,877,880
Kelly J. Haecker	—	—	22,223		447,127
Blaine E. McPeak	—	—	28,104		564,579
Bernard P.J. Deryckere	—	—	10,789	(4)	217,075
Thomas N. Zanetich	—	—	16,667		335,340

(1)	Number of shares acquired reflects number of shares of WhiteWave common stock acquired on exercise of option awards or vesting of stock awards.

(2)	The value realized on exercise equals the number of underlying shares exercised multiplied by the difference between WhiteWave’s closing stock price on the exercise date and the exercise price of the options.

(3)	The value realized on vesting equals WhiteWave’s closing stock price on the vesting date multiplied by the number of shares vested.

(4)	Represents the number of shares used to compute the cash value of the phantom share unit that vested. As a non-U.S. resident, Mr. Deryckere historically has received his LTI equity awards in the form of 50% phantom share units and 50% SARs.

2013 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Bernard P.J. Deryckere	Alpro Defined Benefit Plan	12	896,827	—

Mr. Deryckere participates in the Alpro Pension Plan, which is a Belgian defined benefit plan. The present value of accumulated benefits was calculated using standard Belgian rates for mortality, inflation, and future salary increases. The value presented is based on Mr. Deryckere’s current base salary of €454,000 (approximately $602,559) and is derived from projected benefits as of January 1, 2014 of €652,570 (approximately $896,827). WhiteWave funds the pension plan annually in an amount equal to 5% of salaries for covered employees. Variable compensation is not included for purposes of pension calculations. The maximum plan benefits assume payment to the covered employee of 70% of their final salary and continuous employment with the company for 40 years. The present value of the accumulated benefit is based on the accumulated benefit built up in the pension plan over the 12 years that Mr. Deryckere has been employed by Alpro.

We do not maintain an ERISA-qualified defined benefit plan for any of our U.S.-based Named Executive Officers.

Nonqualified Deferred Compensation in Fiscal Year 2013

The following narrative and table provide information on the defined contribution portion of WhiteWave’s Supplemental Executive Retirement Plan and Executive Deferred Compensation Plan, which are the only nonqualified deferred compensation plans for U.S.-based executive officers, and the Alpro Top Hat Plan, in which Mr. Deryckere participates.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Gregg L. Engles	SERP	775,979	122,557	15,132	—	913,668
Kelly J. Haecker	SERP	87,591	26,563	1,708	—	115,862
	EDCP	—	—	84,499	—	357,096
Blaine E. McPeak	SERP	95,552	41,499	1,863	—	138,914
Bernard P.J. Deryckere	Alpro Top Hat Plan	—	208,413	21,094	—	1,199,830
Thomas N. Zanetich	SERP	50,431	30,726	983	—	82,140

(1)	Includes interest payments on balances in the SERP and investment gains on balances deferred in the Executive Deferred Compensation Plan. Participants in the Executive Deferred Compensation Plan can choose from an array of third-party funds, and earnings vary based on participant investment elections. Amounts contributed to the Alpro Top Hat Plan are invested in bonds that are blocked with an insurance company until distribution upon retirement. The aggregate balance at the end of 2013 in the Alpro Top Hat Plan is based on the accumulated benefit built up over the 12 years that Mr. Deryckere has been employed by Alpro.

Supplemental Executive Retirement Plan. The U.S.-domiciled Named Executive Officers participate in WhiteWave’s Supplemental Executive Retirement Plan (the “SERP”). The SERP is a nonqualified deferred compensation arrangement for its employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set forth in the Internal Revenue Code ($255,000 in 2013). The SERP is designed to provide these employees with retirement benefits from WhiteWave that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under the 401(k)

Plan. WhiteWave credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above (100% match on the first 2% of covered compensation, and 50% match on the next 4% of covered compensation), and credits interest on those balances at the mid-term applicable federal rate set by the IRS, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control, or the employee’s death or qualifying disability.

Executive Deferred Compensation Plan. Employees of WhiteWave with high base compensation may defer a portion of their salary and bonus each year into the WhiteWave Executive Deferred Compensation Plan (the “EDCP”), which is a tax deferred plan. The amounts deferred are partially funded as unsecured obligations of WhiteWave, receive no preferential standing, and are subject to the same risks as any of WhiteWave’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. In January 2014, the WhiteWave Executive Deferred Compensation Plan was amended to allow our executive officers and non-management directors to defer restricted stock units, which will be paid out only in shares of WhiteWave common stock upon the expiration of the deferral period. All of the Named Executive Officers, except Mr. Deryckere, are eligible to participate in this plan. In 2013, none of the Named Executive Officers elected to defer their salary or bonus pursuant to this plan; however at the beginning of 2013 Mr. Haecker had a balance of $272,597 in the EDCP from deferrals he made in prior years.

Alpro Top Hat Plan. As a Belgian resident, Mr. Deryckere is eligible to participate in the Alpro Top Hat Plan, which is a Belgian tax qualified deferred compensation benefit plan for Alpro key employees. Pursuant to the Top Hat Plan, we contribute 32% of all variable compensation paid to Mr. Deryckere to this plan. As state pension programs in Belgium are capped based on salary, a top hat plan for executives is a common market practice to safeguard retirement benefits for individuals with salaries above the state benefit ceilings. Variable compensation under the Alpro Top Hat Plan is composed of payments made under WhiteWave’s STI plan. The Alpro Top Hat Plan pays benefits upon retirement, which is defined as age 65, and the benefits are taxable to the participant upon retirement. Amounts contributed to the Alpro Top Hat Plan are invested in bonds that are blocked with an insurance company until distribution upon retirement.

Executive Officer Severance

We maintain two severance plans for our U.S.-based executive officers, depending on the circumstances that result in their termination. The WhiteWave Foods Company Executive Severance Plan is applicable in the event of certain involuntary terminations. We also entered into an individual change in control agreement with each of our U.S.-based Named Executive Officers, which is applicable in the event of a qualifying termination following a change in control. The following is a description of the benefits that may be paid to the executive officers pursuant to the Executive Severance Plan and the change in control agreements. Our executive officers may not receive benefits under both plans.

Potential Benefits Upon a Change in Control. We have entered into agreements with our Named Executive Officers, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below):

•

pay each of our Named Executive Officers a lump sum cash payment equal to three times his annual base salary plus his target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to the termination;

•	pay each of our Named Executive Officers the unvested balance of his 401(k) account, plus three times his most recent annual match by the Company;

•	continue to provide insurance benefits to each of our Named Executive Officers for two years; and

•	provide certain outplacement services.

In addition, all unvested equity awards vest in full upon a change in control.

Pursuant to the agreements, a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities WhiteWave representing 30% or more of the combined voting power of WhiteWave’s then outstanding securities; (2) individuals who currently serve on the WhiteWave Board of Directors, or whose election or nomination for election to the WhiteWave Board was approved by a vote of at least two-thirds of the directors serving on the WhiteWave Board, cease for any reason to constitute a majority of the Board of Directors of WhiteWave; (3) WhiteWave consummates a merger or consolidation with any other corporation and, as a result (i) persons who were stockholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of WhiteWave stock immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors, and (ii) within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the Board of WhiteWave or the surviving entity; or (4) the stockholders of WhiteWave approve, and WhiteWave consummates, a sale, transfer or other disposition of all or substantially all of the assets of WhiteWave, and immediately after such transaction, the persons who were WhiteWave stockholders immediately prior to such transaction do not own, directly or indirectly and in substantially the same proportions as their ownership of WhiteWave stock immediately prior to the transaction, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the entity to which such assets are sold or transferred.

A qualifying termination means a termination of employment by WhiteWave or its successor without cause, or by the executive officer with good reason, within thirteen months following a change in control or, for Messrs. Engles, McPeak and Zanetich, by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to WhiteWave, (iii) material breach of the Company’s Code of Ethics, or (iv) conviction of, or plea of nolo contendere to, a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of WhiteWave, (ii) removal of the executive officer from the position held by him or her or any other significant reduction in the nature of his or her duties or responsibilities immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment by more than 50 miles, or (iv) the failure of the successor company to assume the obligations under the agreement.

In March 2014, the Compensation Committee approved amendments to the Company’s agreements with Messrs. Engles, McPeak and Zanetich to eliminate the provision permitting the executive officer to receive benefits if he terminates employment for any reason during the thirteenth month following a change in control. All of the Company’s change in control agreements with its executive officers now require both a change in control and, within thirteen months following a change in control, either termination of employment by WhiteWave or its successor without cause or termination of employment by the executive officer with good reason.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with WhiteWave or solicit any of WhiteWave’s employees for two years after termination; and

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of WhiteWave’s confidential information.

WhiteWave has executed an employment agreement with Mr. Deryckere, who is a Belgian resident, to provide him with similar benefits. See “Agreement with Bernard P.J. Deryckere.”

The following table presents the potential estimated payments to each Named Executive Officer if a change in control of WhiteWave had occurred as of December 31, 2013, the last day of the fiscal year.

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Stock Awards ($)(2)	Early Vesting of Stock Options/SARs ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	8,400,000	11,160,746	19,917,189	75,000	39,552,935
Kelly J. Haecker	2,550,000	2,272,758	2,233,276	75,000	7,131,034
Blaine E. McPeak	3,705,000	3,381,884	3,192,952	75,000	10,354,836
Bernard P.J. Deryckere	5,847,839	770,073	802,627	458,737	7,879,276
Thomas N. Zanetich	2,160,000	2,212,471	2,052,217	75,000	6,499,688

(1)	For Messrs. Engles, Haecker, McPeak and Zanetich, represents (i) three times the sum of his (a) base salary in effect at the time of the termination, and (b) his annual incentive payment for 2013, and (ii) the balance of the unvested portion of his 401(k) account. For Mr. Deryckere, represents three times the sum of his (i) base salary in effect at the time of the termination and (ii) his annual incentive and Alpro Top Hat Plan payments for 2013.

(2)	Represents the cash payout of all unvested RSUs and phantom share units based on WhiteWave’s closing stock price on December 31, 2013 ($22.94). Upon a change in control, all unvested equity awards vest in full.

(3)	Represents the cash payout of all unvested stock options and SARs based on WhiteWave’s closing stock price on December 31, 2013 ($22.94). Upon a change in control, all unvested equity awards vest in full.

(4)	For Messrs. Engles, Haecker, McPeak and Zanetich, represents the value of outplacement services, long-term disability, life insurance, and medical coverage. For Mr. Deryckere, represents three times the value of benefits for which he is contractually entitled under his employment agreement, including premiums for life, death and invalidity insurance coverage, a car allowance and a representation allowance.

Executive Severance Plan. The WhiteWave Foods Company Executive Severance Plan provides severance benefits to certain designated officers of WhiteWave, including our U.S.-based Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Under the plan, all of the Named Executive Officers would be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his bonus for the fiscal year in which the termination occurs. In addition, participants would receive a cash payment for the in-the-money value of all outstanding and unvested LTI awards that would vest up to 36 months following the termination date based on the average closing price of WhiteWave’s stock for the 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the termination occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to cash payments that may be used to pay COBRA health benefits and outplacement services. A participant’s right to receive benefits under the plan is conditioned upon the execution of a release and upon such other conditions as the administrator of the Plan may determine, including execution of a non-compete agreement, non-solicitation agreement and/or non-disclosure agreement.

Under the Executive Severance Plan, “cause” means the following: (i) the participant’s conviction of any crime deemed by WhiteWave to make the executive officer’s continued employment untenable, (ii) the participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of WhiteWave, (iii) the participant’s conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) breach by the participant of any written covenant or agreement with WhiteWave, or (v) the participant’s failure to comply with or breach of the WhiteWave’s “code of conduct” as in effect from time to time. “Good reason” means any of the following: (i) a material reduction in the amount of the participant’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of WhiteWave, (ii) a material reduction in the scope of the participant’s duties or responsibility, or (iii) the transfer of the participant’s principal place of employment by more than 50 miles.

Agreement with Bernard P.J. Deryckere. When we acquired the Alpro business in 2009, Mr. Deryckere had an employment agreement with Alpro, which we assumed. In November 2011, Mr. Deryckere’s agreement was amended to provide him with similar benefits that we provided to other executive officers upon a termination of employment that triggers severance benefits, subject to Belgian statutory law. Under his existing agreement, upon a termination of his employment agreement for any reason other than for “serious cause” as defined in Article 35 of the Belgium Employment Contracts Act, Mr. Deryckere would be entitled to receive an amount equal to the product of (i) the greater of 24 months, or the maximum statutory amount, which provides for a maximum of three months per five years of service, multiplied by (ii) his current salary, bonus and mid-term incentive compensation. In addition, if WhiteWave terminates Mr. Deryckere’s employment without “serious cause,” or Mr. Deryckere terminates his employment for good reason, Mr. Deryckere would be entitled to an additional amount equal to 12 months’ salary, which additional amount shall be reduced by any number of months greater than 24 payable with respect to the severance indemnity, calculated by using the maximum statutory formula set forth above. “Good reason” is defined as (i) a material reduction in annual base salary, target annual bonus opportunity or the aggregate value of benefits, (ii) a material reduction in the scope of duties, or (iii) the relocation of his principal place of employment more than 50 miles from the prior location. The agreement contains standard two-year non-compete and non-solicitation provisions, in consideration for which WhiteWave shall pay Mr. Deryckere a lump sum amount equal to one-half of the compensation that he would have earned over the non-compete period, unless the non-compete is waived by the Company.

The following table presents the potential estimated payments to each Named Executive Officer if his eligibility for benefits under the Executive Severance Plan had been triggered as of December 31, 2013, the last day of the fiscal year.

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Cash in Lieu of Unvested RSUs ($)(2)	Cash in Lieu of Unvested Stock Options/ SARs ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	5,600,000	11,776,922	22,632,364	50,000	40,059,286
Kelly J. Haecker	1,700,000	2,398,235	2,620,790	50,000	6,769,025
Blaine E. McPeak	2,470,000	3,568,595	3,719,310	50,000	9,807,905
Bernard P.J. Deryckere (5)	5,847,839	812,588	956,716	458,737	8,075,880
Thomas N. Zanetich	1,440,000	2,334,620	2,382,187	50,000	6,206,807

(1)	For Messrs. Engles, Haecker, McPeak and Zanetich, represents two times the sum of such Named Executive Officer’s base salary and annual bonus for 2013.

(2)	Represents the payout of RSUs and, for Mr. Deryckere, phantom share units scheduled to vest in the 36 months after December 31, 2013 in accordance with the terms of the Executive Severance Plan based on the average WhiteWave’s closing stock prices for the 30 days following December 31, 2013 ($24.21).

(3)	Represents the payout of stock options and, for Mr. Deryckere, SARs scheduled to vest in the 36 months after December 31, 2013 based on the average of WhiteWave’s closing stock prices for the 30 days following December 31, 2013 ($24.21).

(4)	For Messrs. Engles, Haecker, McPeak and Zanetich, represents the value of outplacement services and medical coverage.

(5)	For Mr. Deryckere, represents three times the sum of his (i) base salary in effect at the time of the termination, (ii) his annual incentive and Alpro Top Hat Plan payments for 2013, and (iii) other benefits for which he is contractually entitled under his employment agreement.

OWNERSHIP OF WHITEWAVE COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

This table includes information regarding the amount of Class A common stock beneficially owned as of March 21, 2014 by WhiteWave’s directors and director nominees, Named Executive Officers and all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise noted, the persons and entities in these tables have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws where applicable.

The percentages in the tables below are based on 173,853,653 shares of Class A common stock of WhiteWave outstanding as of March 21, 2014.

Name of beneficial owner	Number of shares of Class A common stock beneficially owned		Options Currently Exercisable or Exercisable within 60 days		Percentage of shares of Class A common stock beneficially owned
Gregg L. Engles	2,286,491	(1)	5,770,522	(2)	4.6%
Kelly J. Haecker	36,883		393,065		*
Blaine E. McPeak	63,497		448,363		*
Bernard P.J. Deryckere	3,653		—	(3)	*
Thomas N. Zanetich	31,230		247,432		*
Michelle P. Goolsby	25,499	(4)	36,392		*
Stephen L. Green	164,933	(5)	100,680		*
Joseph S. Hardin, Jr.	195,992	(6)	132,743		*
Mary E. Minnick	13,132	(7)	—		*
Doreen A. Wright	20,772		42,979		*
All current directors and executive officers as a group (13 persons)	2,901,191		7,712,804		6.1%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes (a) 278,660 shares of Class A common stock held by a family limited partnership with respect to which Mr. Engles, as the sole owner and manager of the general partner of the limited partnership, has the right to make voting and investment decisions (the “Limited Partnership”), and (b) 233,571 shares of Class A common stock subject to unvested restricted stock units. All restricted stock units, other than the IPO Grants, immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Engles, other than the IPO Grants, would vest and become exercisable if Mr. Engles elects to retire. Mr. Engles disclaims beneficial ownership of all shares held by the Limited Partnership.

(2)	All unvested options, other than the IPO Grants, immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the options held by Mr. Engles, other than the IPO Grants, would vest and become exercisable if Mr. Engles elects to retire.

(3)	Mr. Deryckere is a Belgian resident and historically has been granted cash settled equity-awards, rather than stock settled equity-awards. Beginning in 2014, he will receive stock settled equity-awards.

(4)	Includes 12,469 shares of restricted Class A common stock that are subject to vesting.

(5)	Includes 12,054 shares of Class A common stock that are subject to vesting, and (c) 123,726 shares of Class A common stock held by an irrevocable descendants’ trust, of which Mr. Green’s children are the beneficiaries. Mr. Green disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(6)	Includes (a) 13,352 shares of restricted Class A common stock that are subject to vesting, and (c) 2,949 shares of Class A common stock held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the trust, if any. Includes 147,968 shares of Class A common stock that have been pledged by Mr. Hardin as security for bank loans.

(7)	Includes 5,400 shares of restricted Class A common stock that are subject to vesting.

OWNERSHIP OF WHITEWAVE COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of WhiteWave’s outstanding Class A common stock as of March 7, 2014. There are no arrangements known to WhiteWave that may result in a change in control of WhiteWave upon the occurrence of some future event.

The percentages in the table below are based on 173,426,738 shares of Class A common stock of WhiteWave outstanding as of December 31, 2013.

Name and address of beneficial owner	Number of shares of Class A common stock beneficially owned	Percentage of shares of Class A common stock beneficially owned
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, MD 21202	16,138,531	9.3%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	11,413,590	6.6%

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	10,484,469	6.04%

(1)	Based solely on a review of a Schedule 13G/A filed with the SEC on February 7, 2014. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based solely on a review of a Schedule 13G filed with the SEC on January 30, 2014, as of December 31, 2013, BlackRock, Inc. beneficially owned 11,413,590 shares of our Class A common stock and has sole voting power with respect to 10,247,626 of such shares and sole dispositive power with respect to all of such shares.

(3)	Based solely on a review of a Schedule 13G filed with the SEC on February 14, 2014, as of December 31, 2013, The Vanguard Group beneficially owned 10,484,469 shares of our Class A common stock and had sole voting power with respect to 105,390 of such shares and sole dispositive power with respect to 10,392,247of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2013.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

According to our By-laws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2015, such notice must be received no earlier than January 15, 2015 and no later than February 14, 2015.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than December 2, 2014. We will include your proposal in our next annual meeting Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC. You must send your proposal to our principal executive offices at:

The WhiteWave Foods Company

c/o Corporate Secretary

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

The Company’s filings referred to above are also available on our Internet website, www.whitewave.com, under “Investor Relations”. Information contained in our Internet website does not constitute a part of this Proxy Statement. You can also obtain these documents from the Company, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

The WhiteWave Foods Company

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

(303) 635-4747

Attention: Investor Relations

A list of stockholders will be available for inspection by stockholders of record during business hours at our principal executive offices at 1225 Seventeenth Street, Suite 1000, Denver, CO 80202 for ten days prior to the date of the Annual Meeting and will be available for review at the Annual Meeting or any adjournments or postponements thereof.

We have not authorized anyone to give any information or make any representation about the Annual Meeting that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that are incorporated by reference into this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this Proxy Statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this Proxy Statement by reference or in our affairs since the date of this Proxy Statement. The information contained in this Proxy Statement speaks only as of the date of this Proxy Statement unless the information specifically indicates that another date applies.

Expenses of Soliciting Proxies

Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. In addition, we have engaged Innisfree M&A Incorporated to assist in the solicitation, for which we will pay $15,000 plus associated costs and expenses. We will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Annex A

Proposed Amendments to Article FOURTH of our Amended and Restated Certificate of Incorporation Prompted by the Conversion of our Class B Common Stock

Proposed additions are indicated by bold underlining and proposed deletions are indicated by overstriking. Note that the changes shown in this Annex A are limited to those changes that would be implemented if stockholders approve Proposal 2. Additional changes to the Amended and Restated Certificate of Incorporation would be implemented if stockholders approve Proposal 3.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is ~~2,045,000,000~~ 1,870,000 shares, consisting of (i) 1,700,000,000 shares of ~~Class A~~ common stock, par value $0.01 per share (the “~~Class A~~ Common Stock”), ~~(ii) 175,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii~~and (ii) 170,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the ~~Class A Common Stock, Class B~~ Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the ~~Class A Common Stock, Class B~~ Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Common Stock.

1. Ranking. ~~The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”).~~ The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”):

(a) with respect to any actions of stockholders for which a record date was fixed each share of ~~Class A~~ Common Stock outstanding on any such record date shall be entitled to one vote ~~and each share of Class B Common Stock outstanding on any such record date shall, subject to adjustment as set forth in Section A(6)(d) below, be entitled to 10 votes;~~

(b) the holders of ~~Class A Common Stock and the Class B~~ Common Stock shall vote together as a single class ~~and their votes shall be counted and totaled together,~~ subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation;

(c) holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Amended and Restated By-laws of the Corporation (the “By-laws”); and

~~(d) notwithstanding any other provision of this Certificate of Incorporation to the contrary, (i) so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without~~

~~the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast by the then-outstanding shares of Class A Common Stock, amend, alter or repeal (whether by merger or otherwise) any provision of this Certificate of Incorporation so as to affect adversely the relative powers, special rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock and (ii) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast by the then-outstanding shares of Class B Common Stock, amend, alter or repeal (whether by merger or otherwise) any provision of this Certificate so as to affect adversely the relative powers, special rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock; provided that, for the foregoing purposes, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion of the Class B Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock; and~~

(d)~~(e)~~ notwithstanding any other provision of this Certificate of Incorporation to the contrary, ~~(i)~~ the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL ~~and (ii) the holders of any class of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of another outstanding class of Common Stock if the holders of such affected class are entitled to vote thereon as a separate class pursuant to this Certificate of Incorporation or the DGCL.~~

3. Dividends; ~~Changes in Common Stock~~. ~~No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in shares of Class B Common Stock, as the case may be, or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock or shares of Class B Common Stock, such dividends shall be declared at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.~~ and Distributions. Subject to the preferential and other dividend rights of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board from time to time out of assets or funds of the Corporation legally available therefor.

~~If the Corporation in any manner subdivides or combines the then-outstanding shares of Class B Common Stock, the then-outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the then-outstanding shares of Class A Common Stock, the then-outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be.~~

4. Liquidation. Subject to the rights of the holders of Preferred Stock ~~and without limiting the generality of Section A(1) above, shares of Class A Common Stock and Class B Common Stock shall rank pari passu with each other as to any distribution of assets~~, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the shares of Common Stock shall be entitled to share ratably in any distribution of assets of the Corporation available for distribution to its stockholders. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person (which shall be subject to Section A(5)) or a sale, lease, exchange or conveyance of all or a part of its assets.

5. Reorganization or Merger. Subject to the rights of the holders of Preferred Stock, in case of any reorganization, consolidation, share exchange or merger of the Corporation with or into another person or persons in which shares of ~~Class A Common Stock or Class B~~ Common Stock are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash), each holder of a share of ~~Class A Common Stock and each holder of a share of Class B~~ Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). ~~In the event that the holders of shares of Class A Common Stock or shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights, as the case may be.~~

~~6. Conversion of Class B Common Stock.~~

~~(a) Each record holder of shares of Class B Common Stock may, at the option of such holder, convert, at any time and from time to time, any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates, if any, or delivering an affidavit of lost certificate, for such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder delivered to the Corporation at its registered office in the State of Delaware or its principal place of business stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock (including, but not limited to, for the purpose of the sale, distribution or other disposition of such shares of Class A Common Stock), and requesting that the Corporation issue all of such shares of Class A Common Stock to persons named in such notice. Such notice shall set forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date such notice is delivered to the Corporation in accordance with this Section 6.~~

~~(b) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by a DFC Entity.~~

~~(c) Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock at the close of business on the date on which the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock beneficially owned by DFC Entities represents less than 50% of the aggregate number of shares of the then-outstanding Common Stock.~~

~~(d) Notwithstanding the foregoing Sections A(6)(a), A(6)(b) or A(6)(c), if DFC Entities transfer all or any portion of the Class B Common Stock to DFC stockholders in connection with a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code (or any corresponding provisions of any successor statute) (a “Distribution”), the distributed shares of Class B Common Stock shall not be converted into Class A Common Stock as a result of such Distribution and shall no longer be convertible into Class A Common Stock, whether automatically, at the election of the holder of the Class B Common Stock, or otherwise (except as hereinafter set forth in this Section A(6)(d)), provided, however, that, subject to the third to last sentence of this Section A(6)(d), the number of votes that each share of Class B Common Stock is entitled to cast pursuant to Section A(2)(a) above on either or both of (x) the election and~~

~~removal of directors or (y) all matters other than the election and removal of directors presented to the stockholders of the Corporation may, effective upon such Distribution, be reduced to any whole number as may be determined by the Board that is less than ten (10) (but not lower than one) and that would permit such Distribution to qualify as tax-free under Section 355 of the Internal Revenue Code, provided that the following conditions have been satisfied prior to the effectiveness of such Distribution: (i) the Board shall have adopted a resolution setting forth the number of votes each share of Class B Common Stock shall be entitled to cast with respect to the election and removal of directors and the number of votes each share of Class B Common Stock shall be entitled to cast with respect to all matters other than the election and removal of directors presented to the stockholders of the Corporation; (ii) the Board shall have received prior written consent from DFC in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Distribution under Section 355 of the Internal Revenue Code and any disposition of Class A Common Stock to DFC creditors (including creditors of a DFC subsidiary) intended to qualify as tax-free under Section 361(c) of the Internal Revenue Code (the “Tax-Free Transactions”); and (iii) the Corporation shall have publicly announced such voting rights by press release. Subject to the third to last sentence of this Section A(6)(d), if any or all of such conditions shall not have been satisfied with respect to either or both of (x) the election and removal of directors or (y) all matters other than the election and removal of directors presented to the stockholders of the Corporation, prior to the effectiveness of such Distribution, then, from and after such Distribution, each share of Class B Common Stock shall continue to be entitled to cast ten (10) votes with respect to either or both of (x) the election and removal of directors or (y) all matters other than the election and removal of directors presented to the stockholders of the Corporation, as the case may be (except to the extent the voting rights of the Class B Common Stock have been otherwise modified or amended in accordance with the provisions of this Certificate of Incorporation). For the purposes of this Section A, a Distribution shall be deemed to have occurred at the time the shares are first transferred to stockholders of DFC following receipt of a certificate described in Section A(6)(h)(ii) below. At any time following such Distribution, subject to Board approval thereof, the Corporation may submit for stockholder approval, subject to the conditions set forth below, a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock; provided, however, that the Corporation has received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service, in either case satisfactory to DFC, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Tax-Free Transactions (and in determining whether an opinion or ruling is satisfactory, DFC may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for the opinion or ruling, and DFC may determine that no opinion or ruling would be acceptable to DFC), to the effect that such conversion will not affect the tax-free treatment of the Tax-Free Transactions. If such an opinion or ruling is received, approval of such conversion may be submitted to a vote of the holders of the Common Stock. Approval of such conversion shall require the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and the affirmative vote of a majority of the votes cast by the holders of the Class B Common Stock, voting as separate classes, unless the Board (i) has determined approval of such conversion by the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, would not affect the tax-free treatment of the Tax-Free Transactions, subject to the receipt by the Board of an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service regarding such tax-free treatment of the Tax-Free Transactions, and (ii) shall have received prior written consent from DFC, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Tax-Free Transactions, in which case neither class of Common Stock shall be entitled to a separate class vote. If the Class A Common Stock and Class B Common Stock vote together as a single class on such conversion, each share of Class A Common Stock and Class B Common Stock shall be entitled to the votes as determined in accordance with Section A(2)(a) of this Certificate of Incorporation, including any adjustment pursuant to the first sentence of this Section A(6)(d), unless the Board (i) has determined that providing each share of Class A Common Stock and Class B Common Stock with one vote per share would not affect the tax-free treatment of the Tax-Free Transactions, subject to the receipt by the Board of an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service regarding such tax-free treatment of the Tax-Free Transactions, and (ii) shall have received prior written consent from DFC, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free~~

~~status of the Tax-Free Transactions, in which case each share of Class A Common Stock and Class B Common Stock will have one vote per share on such matter. Such conversion shall be effective on the close of business on the date on which such proposal is approved by the stockholders of the Corporation. In the event of any Distribution, any outstanding shares of Class B Common Stock that are not distributed in such Distribution shall automatically convert into shares of Class A Common Stock in accordance with the terms of this Certificate of Incorporation upon such Distribution.~~

~~(e) The Corporation shall provide notice of (i) any automatic conversion of outstanding shares of Class B Common Stock to holders of record of such shares of Class A Common Stock resulting from the conversion pursuant to Section A(6)(b) above as soon as practicable following such conversion; and (ii) any automatic conversion of all outstanding shares of Class B Common Stock pursuant to Section A(6)(c) above to all holders of record of such shares of Class B Common Stock as soon as practicable following such conversion; provided, however, that in the case of conversion as described in clause (ii) the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided further, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock.~~

~~(f) Immediately upon conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article, the rights of such holders of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion subject to the following sentence. Any dividend which may have been declared on shares of Class B Common Stock which have been converted into shares of Class A Common Stock pursuant to the provisions of this Article, and for which the record date or payment date of such dividend is subsequent to such conversion date, shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class B Common Stock (or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock) shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock (or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock).~~

~~(g) Prior to a Distribution of any shares of Class B Common Stock, holders of such shares of Class B Common Stock may (i) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer that meets the qualifications of Section A(6)(h) below; or (ii) convert any or all of such shares of Class B Common Stock into shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock to any person) as provided in Section A(6)(a) above. Prior to a Distribution of any shares of Class B Common Stock, no one other than persons in whose names such shares of Class B Common Stock become registered on the stock ledger of the Corporation, or transferees or successive transferees who receive such shares of Class B Common Stock in connection with a transfer meeting the qualifications set forth in Section A(6)(h) below, shall have the status of a record owner or holder of such shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of such shares of Class B Common Stock.~~

~~(h) Prior to a Distribution of any shares of Class B Common Stock, such shares of Class B Common Stock shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate stating either that (i) such transfer is to any DFC Entity or (ii) such transfer is to the stockholders or creditors of DFC in connection with a Distribution.~~

~~(i) Prior to a Distribution of any shares of Class B Common Stock, every certificate representing such shares of Class B Common Stock, if any, shall bear a legend on its face reading as follows:~~

~~“THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN SECTION A(6) IN ARTICLE FOURTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THIS CORPORATION AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH ARTICLE IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS B COMMON STOCK, BUT THE RECORD HOLDER OF THIS CERTIFICATE MAY AT SUCH TIME AND IN THE MANNER SET FORTH IN SECTION A(6) IN ARTICLE FOURTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THIS CORPORATION CONVERT SUCH SHARES OF CLASS B COMMON STOCK INTO THE SAME NUMBER OF SHARES OF CLASS A COMMON STOCK FOR PURPOSES OF EFFECTING THE SALE OR OTHER DISPOSITION OF SUCH SHARES OF CLASS A COMMON STOCK TO ANY PERSON. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THE SAME, ACCEPTS AND AGREES TO ALL OF THE FOREGOING.”~~

~~Upon and after the transfer of any shares of Class B Common Stock in a Distribution, certificates for such shares of Class B Common Stock, if any, shall no longer bear the legend set forth above.~~

~~(j) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Class A Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.~~

B. Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

~~C. Reclassification.~~

2. ~~Reclassification. Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Corporation (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into one share of Class B Common Stock (the “Reclassification”).~~

3. ~~Certificates. The Reclassification shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing Class B Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such shares of Class B Common Stock, automatically represent from and after the Effective Time the number of shares of Class B Common Stock prescribed by Section C(1) above.~~

4. ~~Status. The Corporation shall not close its books against the transfer of Old Common Stock in any manner that interferes with the Reclassification. All shares of Class B Common Stock outstanding by operation of the Reclassification shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.~~

Annex B

Proposed Amendments to our Amended and Restated Certificate of Incorporation

Prompted by the Completion of our Separation from Dean Foods

Proposed additions are indicated by bold underlining and proposed deletions are indicated by overstriking. Note that the changes shown in this Annex B are limited to those changes that would be implemented if stockholders approve Proposal 3. Additional changes to the Amended and Restated Certificate of Incorporation would be implemented if stockholders approve Proposal 2.

FIRST: The name of the corporation is The WhiteWave Foods Company (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL or any applicable successor act thereto, as the same may be amended from time to time.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 2,045,000,000 shares, consisting of (i) 1,700,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 175,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 170,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Common Stock.

1. Ranking. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”). The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:

(a) with respect to any actions of stockholders for which a record date was fixed each share of Class A Common Stock outstanding on any such record date shall be entitled to one vote and each share of Class B Common Stock outstanding on any such record date shall, subject to adjustment as set forth in Section A(6)(d) below, be entitled to 10 votes;

(b) the holders of Class A Common Stock and the Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation;

(c) holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Amended and Restated By-laws of the Corporation (the “By-laws”);

(d) notwithstanding any other provision of this Certificate of Incorporation to the contrary, (i) so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast by the then-outstanding shares of Class A Common Stock, amend, alter or repeal (whether by merger or otherwise) any provision of this Certificate of Incorporation so as to affect adversely the relative powers, special rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock and (ii) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast by the then-outstanding shares of Class B Common Stock, amend, alter or repeal (whether by merger or otherwise) any provision of this Certificate so as to affect adversely the relative powers, special rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock; provided that, for the foregoing purposes, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion of the Class B Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock; and

(e) notwithstanding any other provision of this Certificate of Incorporation to the contrary, (i) the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL and (ii) the holders of any class of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of another outstanding class of Common Stock if the holders of such affected class are entitled to vote thereon as a separate class pursuant to this Certificate of Incorporation or the DGCL.

3. Dividends; Changes in Common Stock. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in shares of Class B Common Stock, as the case may be, or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock or shares of Class B Common Stock, such dividends shall be declared at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

If the Corporation in any manner subdivides or combines the then-outstanding shares of Class B Common Stock, the then-outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the then-outstanding shares of Class A Common Stock, the then-outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be.

4. Liquidation. Subject to the rights of the holders of Preferred Stock and without limiting the generality of Section A(1) above, shares of Class A Common Stock and Class B Common Stock shall rank pari passu with each other as to any distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person (which shall be subject to Section A(5)) or a sale, lease, exchange or conveyance of all or a part of its assets.

5. Reorganization or Merger. Subject to the rights of the holders of Preferred Stock, in case of any reorganization, consolidation, share exchange or merger of the Corporation with or into another person or persons in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). In the event that the holders of shares of Class A Common Stock or shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights, as the case may be.

6. Conversion of Class B Common Stock.

(a) Each record holder of shares of Class B Common Stock may, at the option of such holder, convert, at any time and from time to time, any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates, if any, or delivering an affidavit of lost certificate, for such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder delivered to the Corporation at its registered office in the State of Delaware or its principal place of business stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock (including, but not limited to, for the purpose of the sale, distribution or other disposition of such shares of Class A Common Stock), and requesting that the Corporation issue all of such shares of Class A Common Stock to persons named in such notice. Such notice shall set forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date such notice is delivered to the Corporation in accordance with this Section 6.

~~(b) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by a DFC Entity.~~

~~(c) Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock at the close of business on the date on which the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock beneficially owned by DFC Entities represents less than 50% of the aggregate number of shares of the then-outstanding Common Stock.~~

~~(d) Notwithstanding the foregoing Sections A(6)(a), A(6)(b) or A(6)(c), if DFC Entities transfer all or any portion of the Class B Common Stock to DFC stockholders in connection with a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code (or any corresponding provisions of any successor statute) (a “Distribution”), the distributed shares of Class B Common Stock shall not be converted into Class A Common Stock as a result of such Distribution and shall no longer be convertible into Class A Common Stock, whether automatically, at the election of the holder of the Class B Common Stock, or otherwise (except as hereinafter set forth in this Section A(6)(d)), provided, however, that, subject to the third to last sentence of this Section A(6)(d), the number of votes that each share of Class B~~

~~Common Stock is entitled to cast pursuant to Section A(2)(a) above on either or both of (x) the election and removal of directors or (y) all matters other than the election and removal of directors presented to the stockholders of the Corporation may, effective upon such Distribution, be reduced to any whole number as may be determined by the Board that is less than ten (10) (but not lower than one) and that would permit such Distribution to qualify as tax-free under Section 355 of the Internal Revenue Code, provided that the following conditions have been satisfied prior to the effectiveness of such Distribution: (i) the Board shall have adopted a resolution setting forth the number of votes each share of Class B Common Stock shall be entitled to cast with respect to the election and removal of directors and the number of votes each share of Class B Common Stock shall be entitled to cast with respect to all matters other than the election and removal of directors presented to the stockholders of the Corporation; (ii) the Board shall have received prior written consent from DFC in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Distribution under Section 355 of the Internal Revenue Code and any disposition of Class A Common Stock to DFC creditors (including creditors of a DFC subsidiary) intended to qualify as tax-free under Section 361(c) of the Internal Revenue Code (the “Tax-Free Transactions”); and (iii) the Corporation shall have publicly announced such voting rights by press release. Subject to the third to last sentence of this Section A(6)(d), if any or all of such conditions shall not have been satisfied with respect to either or both of (x) the election and removal of directors or (y) all matters other than the election and removal of directors presented to the stockholders of the Corporation, prior to the effectiveness of such Distribution, then, from and after such Distribution, each share of Class B Common Stock shall continue to be entitled to cast ten (10) votes with respect to either or both of (x) the election and removal of directors or (y) all matters other than the election and removal of directors presented to the stockholders of the Corporation, as the case may be (except to the extent the voting rights of the Class B Common Stock have been otherwise modified or amended in accordance with the provisions of this Certificate of Incorporation). For the purposes of this Section A, a Distribution shall be deemed to have occurred at the time the shares are first transferred to stockholders of DFC following receipt of a certificate described in Section A(6)(h)(ii) below. At any time following such Distribution, subject to Board approval thereof, the Corporation may submit for stockholder approval, subject to the conditions set forth below, a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock; provided, however, that the Corporation has received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service, in either case satisfactory to DFC, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Tax-Free Transactions (and in determining whether an opinion or ruling is satisfactory, DFC may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for the opinion or ruling, and DFC may determine that no opinion or ruling would be acceptable to DFC), to the effect that such conversion will not affect the tax-free treatment of the Tax-Free Transactions. If such an opinion or ruling is received, approval of such conversion may be submitted to a vote of the holders of the Common Stock. Approval of such conversion shall require the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and the affirmative vote of a majority of the votes cast by the holders of the Class B Common Stock, voting as separate classes, unless the Board (i) has determined approval of such conversion by the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, would not affect the tax-free treatment of the Tax-Free Transactions, subject to the receipt by the Board of an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service regarding such tax-free treatment of the Tax-Free Transactions, and (ii) shall have received prior written consent from DFC, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Tax-Free Transactions, in which case neither class of Common Stock shall be entitled to a separate class vote. If the Class A Common Stock and Class B Common Stock vote together as a single class on such conversion, each share of Class A Common Stock and Class B Common Stock shall be entitled to the votes as determined in accordance with Section A(2)(a) of this Certificate of Incorporation, including any adjustment pursuant to the first sentence of this Section A(6)(d), unless the Board (i) has determined that providing each share of Class A Common Stock and Class B Common Stock with one vote per share would not affect the tax-free treatment of the Tax-Free Transactions, subject to the receipt by the Board of an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service regarding such tax-free treatment of the Tax-Free Transactions, and (ii) shall have received prior written consent from~~

~~DFC, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the Tax-Free Transactions, in which case each share of Class A Common Stock and Class B Common Stock will have one vote per share on such matter. Such conversion shall be effective on the close of business on the date on which such proposal is approved by the stockholders of the Corporation. In the event of any Distribution, any outstanding shares of Class B Common Stock that are not distributed in such Distribution shall automatically convert into shares of Class A Common Stock in accordance with the terms of this Certificate of Incorporation upon such Distribution.~~

~~(e) The Corporation shall provide notice of (i) any automatic conversion of outstanding shares of Class B Common Stock to holders of record of such shares of Class A Common Stock resulting from the conversion pursuant to Section A(6)(b) above as soon as practicable following such conversion; and (ii) any automatic conversion of all outstanding shares of Class B Common Stock pursuant to Section A(6)(c) above to all holders of record of such shares of Class B Common Stock as soon as practicable following such conversion; provided, however, that in the case of conversion as described in clause (ii) the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided further, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock.~~

(b) ~~(f)~~ Immediately upon conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article, the rights of such holders of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion subject to the following sentence. Any dividend which may have been declared on shares of Class B Common Stock which have been converted into shares of Class A Common Stock pursuant to the provisions of this Article, and for which the record date or payment date of such dividend is subsequent to such conversion date, shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class B Common Stock (or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock) shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock (or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock).

~~(g) Prior to a Distribution of any shares of Class B Common Stock, holders of such shares of Class B Common Stock may (i) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer that meets the qualifications of Section A(6)(h) below; or (ii) convert any or all of such shares of Class B Common Stock into shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock to any person) as provided in Section A(6)(a) above. Prior to a Distribution of any shares of Class B Common Stock, no one other than persons in whose names such shares of Class B Common Stock become registered on the stock ledger of the Corporation, or transferees or successive transferees who receive such shares of Class B Common Stock in connection with a transfer meeting the qualifications set forth in Section A(6)(h) below, shall have the status of a record owner or holder of such shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of such shares of Class B Common Stock.~~

~~(h) Prior to a Distribution of any shares of Class B Common Stock, such shares of Class B Common Stock shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate stating either that (i) such transfer is to any DFC Entity or (ii) such transfer is to the stockholders or creditors of DFC in connection with a Distribution.~~

~~(i) Prior to a Distribution of any shares of Class B Common Stock, every certificate representing such shares of Class B Common Stock, if any, shall bear a legend on its face reading as follows:~~

~~“THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN SECTION A(6) IN ARTICLE FOURTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THIS CORPORATION AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH ARTICLE IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS B COMMON STOCK, BUT THE RECORD HOLDER OF THIS CERTIFICATE MAY AT SUCH TIME AND IN THE MANNER SET FORTH IN SECTION A(6) IN ARTICLE FOURTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THIS CORPORATION CONVERT SUCH SHARES OF CLASS B COMMON STOCK INTO THE SAME NUMBER OF SHARES OF CLASS A COMMON STOCK FOR PURPOSES OF EFFECTING THE SALE OR OTHER DISPOSITION OF SUCH SHARES OF CLASS A COMMON STOCK TO ANY PERSON. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THE SAME, ACCEPTS AND AGREES TO ALL OF THE FOREGOING.”~~

~~Upon and after the transfer of any shares of Class B Common Stock in a Distribution, certificates for such shares of Class B Common Stock, if any, shall no longer bear the legend set forth above.~~

(c) ~~(j)~~ The Corporation shall at all times reserve and keep available, out of its authorized but unissued Class A Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

B. Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

C. Reclassification.

1. Reclassification. Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Corporation (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into one share of Class B Common Stock (the “Reclassification”).

2. Certificates. The Reclassification shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing Class B Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such shares of Class B Common Stock, automatically represent from and after the Effective Time the number of shares of Class B Common Stock prescribed by Section C(1) above.

3. Status. The Corporation shall not close its books against the transfer of Old Common Stock in any manner that interferes with the Reclassification. All shares of Class B Common Stock outstanding by operation of the Reclassification shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by resolution of the Board. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section B, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” any director’s election).

C. Classes of Directors.

1. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

2. Notwithstanding the foregoing, commencing with the election of directors at the third annual meeting of stockholders of the Corporation held following the effectiveness of this Certificate of Incorporation (the “Third Annual Meeting”), pursuant to Section 141(d) of the DGCL (“Section 141(d)”), the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the fourth annual meeting of stockholders of the Corporation held following the effectiveness of this Certificate of Incorporation (the “Fourth Annual Meeting”) and the directors in Class II having a term that expires at the fifth annual meeting of stockholders of the Corporation held following the effectiveness of this Certificate of Incorporation (the “Fifth Annual Meeting”). The directors who, immediately prior to the election of directors at the Third Annual Meeting, were members of Class III and whose terms as Class III directors expire at the Third Annual Meeting shall be automatically assigned and shall stand for election by the stockholders at the Third Annual Meeting, to Class I; the directors who, immediately prior to the election of directors at the Third Annual Meeting, were members of Class I and whose terms as Class I directors were scheduled to expire at the Fourth Annual Meeting shall remain members of Class I; and the directors who, immediately prior to the election of directors at the Third Annual Meeting, were members of Class II and whose terms as Class II directors were scheduled to expire at the Fifth Annual Meeting shall remain members of Class II.

3. Notwithstanding the foregoing, commencing with the election of directors at the Fourth Annual Meeting, pursuant to Section 141(d), the Board shall be divided into one class of directors, Class II, with the directors in Class II having a term that expires at the Fifth Annual Meeting. The directors who, immediately prior to the election of directors at the Fourth Annual Meeting, were members of Class I and whose terms as Class I directors were scheduled to expire at the Fourth Annual Meeting shall be automatically assigned, and shall stand for election by the stockholders at the Fourth Annual Meeting, to Class II, and the directors who immediately prior to the election of directors at the Fourth Annual Meeting, were members of Class II shall remain members of Class II.

4. Notwithstanding the foregoing, commencing with the election of directors at the Fifth Annual Meeting, the Board shall cease to be classified as provided for in Section 141(d), all directors shall stand for election by the stockholders annually, and each director elected by the stockholders at the Fifth Annual Meeting and each annual meeting of the Corporation’s stockholders thereafter shall be elected for a term expiring at the next annual meeting of the Corporation’s stockholders.

D. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors and Section C of this Article FIFTH, each director shall serve for a term ending on the date of the third annual meeting of the Corporation’s stockholders following the annual meeting of the Corporation’s stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the first annual meeting of the Corporation’s stockholders held following the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the second annual meeting of the Corporation’s stockholders held following the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Third Annual Meeting; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

E. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section B of this Article FIFTH shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

F. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board unless a greater number is required by law or by this Certificate of Incorporation.

G. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

H. Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of shares representing at least ~~a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class; provided, however, that, from and after the date that DFC Entities cease to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of shares representing at least~~ 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class. Notwithstanding the foregoing, from and after the Fourth Annual Meeting, any director or the entire Board may be removed from office, at any time, with or without cause, only by the affirmative vote of the holders of shares representing at least ~~a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class; provided, however, that, from and after the date that DFC Entities cease to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, any director or the entire Board may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of shares representing at least~~ 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.

I. Committees. Pursuant to the By-laws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

J. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws.

SIXTH: Unless and except to the extent that the By-laws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any current or former director or officer within 15 days of presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such current or former director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims.

The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article EIGHTH permit the indemnification and advancement of expenses of directors and officers of the Corporation.

Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

NINTH: The Corporation expressly elects ~~not~~ to be governed by Section 203 of the DGCL ~~until the first date on which DFC Entities cease to beneficially own shares of capital stock representing at least 15% of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, at which date Section 203 of the DGCL shall apply prospectively to the Corporation.~~

TENTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting~~; provided, however, notwithstanding the foregoing, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize such action, for so long as DFC Entities beneficially own shares of Common Stock representing at least a majority of the votes that would be entitled to be cast on such action.~~

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Lead Director, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

TWELFTH: The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, ~~from and after the date that DFC Entities cease to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders,~~ the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article ELEVENTH, Article THIRTEENTH, Article FOURTEENTH~~, Article FIFTEENTH~~ and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal, modification or expiration of any of Article SEVENTH, Article EIGHTH~~, Article THIRTEENTH~~ and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

THIRTEENTH~~:~~

~~A. This Article THIRTEENTH anticipates the possibility that (1) one or more DFC Entities may be a controlling, majority or significant stockholder of the Corporation, (2) certain DFC Officials may also serve as Corporation Officials, (3) the Corporation Entities and the DFC Entities may, from time to time, (a) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (b) have an interest in the same areas of corporate opportunities, and (4) benefits may be derived by the Corporation Entities through their contractual, corporate and business relations with the DFC Entities. The provisions of this Article THIRTEENTH shall, to the fullest extent permitted by law, define the~~

~~conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the DFC Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith.~~

~~B. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any DFC Entity, on the other hand, before the Corporation ceases to be a wholly owned subsidiary of DFC shall be void or voidable or be considered unfair to the Corporation or any Corporation Affiliate for the reason that any DFC Entity is a party thereto, or because any DFC Official is a party thereto, or because any DFC Official was present at or participated in any meeting of the Board, or committee thereof, or the board of directors, or committee thereof, of any Corporation Affiliate, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any DFC Entity or by any Corporation Official (including any Corporation Official who may have been a DFC Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom. No Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any DFC Entity if such Corporation Official is also a DFC Official) in respect of any such contract, agreement, arrangement or transaction (or any amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) in accordance with its terms.~~

~~C. The Corporation may from time to time enter into and perform, and cause or permit any Corporation Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the DFC Entities pursuant to which any one or more Corporation Entities, on the one hand, and any one or more of the DFC Entities, on the other hand, agree to engage in transactions of any kind or nature, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other DFC Entities or Corporation Entities, respectively), including to allocate and to cause Corporation Officials and DFC Officials (including any person who is both a Corporation Official and a DFC Official) to allocate or refer opportunities between such Corporation Entities and DFC Entities. To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Entity or any DFC Entity, shall be considered contrary to (1) any fiduciary duty that any DFC Entity may owe to any Corporation Entity, or its stockholders, by reason of any DFC Entity being, directly or indirectly, a controlling, majority or significant stockholder of any such Corporation Entity or participating in the control of any such Corporation Entity or (2) any fiduciary duty that any Corporation Official who is also a DFC Official may owe to any Corporation Entity or its stockholders. To the fullest extent permitted by law, no DFC Entity, by reason of being, directly or indirectly, a controlling, majority or significant stockholder of any Corporation Entity or participant in control of any Corporation Entity, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a DFC Official shall have or be under any fiduciary duty to any Corporation Entity, or its stockholders, to refrain from acting on behalf of any Corporation Entity or any DFC Entity in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.~~

~~D. Except as otherwise agreed in writing between the Corporation and DFC, the DFC Entities shall, to the fullest extent permitted by law, have no duty to refrain from (1) engaging in the same or similar activities or lines of business as any Corporation Entity, (2) doing business with any client, customer or vendor of any Corporation Entity or (3) employing or otherwise engaging or soliciting for such purpose, any officer, director or employee of any Corporation Entity. To the fullest extent permitted by law, no DFC Entity shall be deemed to~~

~~have breached its fiduciary duties, if any, to any Corporation Entity, or its stockholders, solely by reason of engaging in any activity described in clauses (1) through (3) of the immediately preceding sentence. If any DFC Entity is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity. In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in the immediately preceding sentence, the DFC Entities shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a direct or indirect stockholder of any Corporation Entity by reason of the fact that any one or more of the DFC Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.~~

~~E. 1. If a Corporation Official who is also a DFC Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law except as provided in Section E(3) of this Article THIRTEENTH, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Affiliate.~~

~~2. If a Corporation Official who is also a DFC Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity in any manner, such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a Corporation Official, including without limitation by reason of the fact that any one or more of the DFC Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.~~

~~3. Notwithstanding anything to the contrary in this Section E, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.~~

~~F. No amendment or repeal of this Article THIRTEENTH shall apply to or have any effect on the liability or alleged liability of any DFC Entity or Corporation Official for or with respect to any corporate opportunity that such DFC Entity or Corporation Official was offered, or of which such DFC Entity or Corporation Official acquired knowledge, prior to such amendment or repeal.~~

~~G. In addition to, and notwithstanding the foregoing provisions of this Article THIRTEENTH, a potential transaction or business opportunity (1) that the Corporation Entities are not financially able, contractually permitted or legally able to undertake, or (2) that is, from its nature, not in the line of the Corporation Entities’ business, is of no practical advantage to any Corporation Entity or that is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation, or any Corporate Affiliate, and the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, hereby renounces any interest or expectancy therein or being offered an opportunity to participate therein.~~

~~H. Anything in this Certificate of Incorporation to the contrary notwithstanding, the provisions of Sections C, D, E, F and G of this Article THIRTEENTH shall automatically terminate, expire and have no further force and effect from and after the date on which the DFC Entities collectively cease to beneficially own shares of Common Stock representing at least 20% of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders; provided that such automatic termination, expiration and failure to have further force and effect shall not apply to or have any effect on the liability or alleged liability of any DFC Entity or Corporation Official for or with respect to any corporate opportunity that such DFC Entity or Corporation Official was offered, or of which such DFC Entity or Corporation Official acquired knowledge, prior to such automatic termination, expiration and failure to have further force and effect.~~

THIRTEENTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the By-laws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by written consent. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the By-laws may also be amended, altered or repealed and new By-laws may be adopted ~~(i) so long as DFC Entities beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders, by the affirmative vote of the holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, and (ii) once DFC Entities cease to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the then-outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (or any class thereof) at any annual or special meeting of stockholders,~~by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.

FOURTEENTH~~FIFTEENTH~~: Unless the Corporation consents in writing to the selection of an alternative forum, any state or federal court located within the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-laws, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws, or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

FIFTEENTH~~SIXTEENTH~~: Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:

~~A. “beneficial ownership” (or words or phrases of similar import) shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended;~~

~~B. “corporate opportunity” shall include, but not be limited to, business opportunities that (1) the Corporation or any Corporation Affiliate is financially able to undertake, (2) are, from their nature, in the line of~~

~~the Corporation’s or any Corporation Affiliate’s business, and (3) are of practical advantage to the Corporation or any Corporation Affiliate and ones in which the Corporation or any Corporation Affiliate, but for the provisions of Article THIRTEENTH, would have an interest or a reasonable expectancy;~~

~~C. “Corporation Affiliate” shall mean (1) any person of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by the Corporation;~~

~~D. “Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates;~~

~~E. “Corporation Official” shall mean each person who is a director or an officer (or both) of the Corporation or one or more Corporation Affiliates;~~

~~F. “DFC” shall mean Dean Foods Company, a Delaware corporation, any of its successors by way of merger or share exchange, any acquiror of all or substantially all of its assets and any person of which Dean Foods Company becomes a subsidiary;~~

~~G. “DFC Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (1) any person of which DFC is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by DFC, controls DFC or is under common control with DFC;~~

~~H. “DFC Entity” shall mean any one or more of DFC and the DFC Affiliates; provided, however, notwithstanding the foregoing, solely for purposes of Article FOURTH, “DFC Entity” shall mean any one or more of DFC and its subsidiaries (other than any Corporation Entity);~~

~~I. “DFC Official” shall mean each person who is a director or an officer (or both) of DFC or one or more DFC Affiliates;~~

A. ~~J~~.“person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder; and

~~K. “subsidiary” shall mean, as to any person, a corporation, partnership, limited liability company, joint venture, association or other entity in which such person beneficially owns (directly or indirectly) 50% or more of the outstanding voting power or partnership interests or similar voting interests; and~~

B. ~~L.~~“transfer” shall mean any sale, assignment, pledge, hypothecation, transfer or other disposition or encumbrance of a share of the Corporation’s capital stock, or any beneficial interest therein.

~~For purpose of the foregoing definitions, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.~~

Annex C

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

Annual Information

	FY 2011	FY 2012	FY 2013	Footnotes
	(In millions)
Net Sales
GAAP	$2,025.8	$2,289.4	$2,542.1
Pro Forma Adjustments	26.8	19.7	—	(a)
Additional Adjustments	(8.8)	(3.6)	—	(c)

Non-GAAP	$2,043.8	$2,305.5	$2,542.1
Operating income
GAAP	$175.7	$180.3	$157.4
Pro Forma Adjustments	(35.6)	(15.9)	—	(a)(d)(e)
Additional Adjustments	1.5	8.7	51.7	(b)(c)(f)

Non-GAAP	$141.6	$173.1	$209.1

Quarterly Information

	2012				2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Footnotes
	(In millions, except share and per share data)
Net Sales
GAAP	$552.0	$554.4	$574.9	$608.1	$608.3	$616.0	$638.5	$679.3
Pro Forma Adjustments	5.3	5.6	6.5	2.3	—	—	—	—	(a)
Additional Adjustments	(0.2)	(1.9)	(0.6)	(0.9)	—	—	—	—	(c)

Non-GAAP	$557.1	$558.1	$580.8	$609.5	$608.3	$616.0	$638.5	$679.3

Diluted Earnings Per Share
GAAP	$0.21	$0.18	$0.18	$0.17	$0.14	$0.18	$0.14	$0.11
Pro Forma Adjustments	(0.06)	(0.05)	(0.03)	0.01	—	—	—	—	(a)(d)(e)(g)(h)
Additional Adjustments	0.00	0.02	0.04	0.01	0.02	(0.02)	0.05	0.11	(b)(c)(f)(h)(i)(j)
Change in Shares Outstanding	(0.02)	(0.02)	(0.02)	(0.01)	—	—	—	—	(k)

Non-GAAP	$0.13	$0.13	$0.16	$0.18	$0.16	$0.16	$0.19	$0.22

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales for the following periods:

•	$2.3 million and $0.7 million for the three months ended December 31, 2012.

•	$6.6 million and $2.8 million for the three months ended September 30, 2012.

•	$5.6 million and $2.2 million for the three months ended June 30, 2012.

•	$5.3 million and $1.2 million for the three months ended March 31, 2012.

•	$19.7 million and $7.0 million for the year ended December 31, 2012.

•	$26.8 million and $8.8 million for the year ended December 31, 2011.

•	$nil million in all other periods.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continue manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modify our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales for the following periods:

•	$0.4 million for the three months ended December 31, 2012.

•	$0.6 million for the three months ended September 30, 2012.

•	$0.5 million for the three months ended June 30, 2012.

•	$0.5 million for the three months ended March 31, 2012.

•	$1.9 million for the year ended December 31, 2012.

•	$1.1 million for the year ended December 31, 2011.

•	$nil million in all other periods.

(b)	The adjustment reflects elimination of asset disposal and exit costs.

i.	Elimination of the loss on assets held for sale related to the Company’s intention to sell the operations of its soy-based meat alternative business located in The Netherlands.

•	$9.8 million for the three months ended December 31, 2013.

•	$9.8 million for the year ended December 31, 2013.

•	$nil million in all other periods.

ii.	Elimination of the non-cash write-down of the assets of the dairy farm located in Idaho.

•	$3.7 million for the three months ended December 31, 2013.

•	$7.4 million for the three months ended September 30, 2013.

•	$11.1 million for the year ended December 31, 2013.

•	$nil million in all other periods.

iii.	Elimination of restructuring costs in connection with the sale of the dairy farm located in Idaho.

•	$3.3 million for the three months ended December 31, 2013.

•	$3.3 million for the year ended December 31, 2013.

•	$nil million for all other periods.

(c)	The adjustment reflects:

i.	A transitional sales agreement with Morningstar pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales for the following periods:

•	$2.6 million for the three months ended December 31, 2012.

•	$6.1 million for the three months ended September 30, 2012.

•	$6.4 million for the three months ended June 30, 2012.

•	$6.5 million for the three months ended March 31, 2012.

•	$21.6 million for the year ended December 31, 2012.

•	$22.3 million for the year ended December 31, 2011.

•	$nil million in all other periods.

ii.	A transitional sales agreement with Morningstar pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense for the following periods:

•	$3.5 million, $2.4 million, and $0.2 million for the three months ended December 31, 2012.

•	$6.7 million, $4.5 million, and $0.4 million for the three months ended September 30, 2012.

•	$8.3 million, $5.3 million, and $0.5 million for the three months ended June 30, 2012.

•	$6.7 million, $4.3 million, and $0.6 million for the three months ended March 31, 2012.

•	$25.2 million, $16.5 million, and $1.6 million for the year ended December 31, 2012.

•	$31.1 million, $21.8 million and $1.9 million for the year ended December 31, 2011.

•	$nil million in all other periods.

(d)	The adjustment reflects the elimination of license income associated with our intellectual property license agreement with Morningstar. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar. The effect of this agreement is to eliminate the related party license income for all periods presented.

(e)	The adjustment reflects:

i.	The recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”).

•	$0.8 million for the three months ended December 31, 2012.

•	$2.5 million for the three months ended September 30, 2012.

•	$2.5 million for the three months ended June 30, 2012.

•	$2.5 million for the three months ended March 31, 2012.

•	$8.2 million for the year ended December 31, 2012.

•	$9.8 million for the year ended December 31, 2011.

•	$nil million in all other periods.

ii.	Elimination of non-recurring transaction costs we incurred in connection with our initial public offering.

•	$5.5 million for the three months ended December 31, 2012.

•	$8.0 million for the three months ended September 30, 2012.

•	$4.0 million for the three months ended June 30, 2012.

•	$17.5 million for the year ended December 31, 2012.

•	$nil million in all other periods.

(f)	The adjustment reflects:

i.	Elimination of the historical corporate costs allocated to us by Dean Foods.

•	$3.4 million for the three months ended December 31, 2012.

•	$10.5 million for the three months ended September 30, 2012.

•	$10.4 million for the three months ended June 30, 2012.

•	$9.3 million for the three months ended March 31, 2012.

•	$33.7 million for the year ended December 31, 2012.

•	$32.7 million for the year ended December 31, 2011.

•	$nil million in all other periods.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.

•	$3.7 million for the three months ended December 31, 2013.

•	$2.5 million for the three months ended September 30, 2013.

•	$2.3 million for the three months ended June 30, 2013.

•	$2.4 million for the three months ended March 31, 2013.

•	$2.3 million for the three months ended December 31, 2012.

•	$2.5 million for the three months ended September 30, 2012.

•	$2.5 million for the three months ended June 30, 2012.

•	$2.5 million for the three months ended March 31, 2012.

•	$10.9 million for the year ended December 31, 2013.

•	$9.7 million for the year ended December 31, 2012.

•	$9.8 million for the year ended December 31, 2011.

iii.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods.

•	$8.2 million for the three months ended December 31, 2012.

•	$12.9 million for the three months ended September 30, 2012.

•	$12.8 million for the three months ended June 30, 2012.

•	$16.5 million for the three months ended March 31, 2012.

•	$50.4 million for the year ended December 31, 2012.

•	$55.1 million for the year ended December 31, 2011.

•	$nil million in all other periods.

iv.	Elimination of other non-recurring transition costs.

•	$1.0 million for the three months ended December 31, 2013.

•	$1.5 million for the three months ended September 30, 2013.

•	$1.3 million for the three months ended June 30, 2013.

•	$3.1 million for the three months ended March 31, 2013.

•	$1.2 million for the three months ended December 31, 2012.

•	$6.8 million for the year ended December 31, 2013.

•	$1.2 million for the year ended December 31, 2012.

•	$nil million in all other periods.

v.	Elimination of non-recurring transaction costs related to the Dean Foods offering of our shares.

•	$0.8 million for the three months ended September 30, 2013.

•	$0.6 million for the three months ended June 30, 2013.

•	$1.4 million for the year ended December 31, 2013.

•	$nil million in all other periods.

vi.	Elimination of non-recurring transaction costs related to acquisitions and other investments.

•	$8.3 million for the three months ended December 31, 2013.

•	$8.3 million for the year ended December 31, 2013.

•	$nil million in all other periods.

vii.	Elimination of benefit recorded for favorable settlement of taxing authority examinations.

•	$0.9 million for the year ended December 31, 2011

•	$nil million in all other periods.

(g)	The adjustment reflects:

i.	Elimination of the interest expense related to our historical indebtedness.

•	$1.0 million for the three months ended December 31, 2012.

•	$3.0 million for the three months ended September 30, 2012.

•	$2.9 million for the three months ended June 30, 2012.

•	$3.7 million for the three months ended March 31, 2012.

•	$10.5 million for the year ended December 31, 2012.

•	$15.7 million for the year ended December 31, 2011.

•	$nil million in all other periods.

ii.	Expected interest expense and the amortization of deferred financing costs on our new borrowings under the revolving credit facility and term loan facilities.

•	$(0.4) million for the three months ended December 31, 2012.

•	$6.0 million for the three months ended September 30, 2012.

•	$6.1 million for the three months ended June 30, 2012.

•	$6.2 million for the three months ended March 31, 2012.

•	$17.8 million for the year ended December 31, 2012.

•	$23.5 million for the year ended December 31, 2011.

•	$nil million in all other periods.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement.

•	$0.7 million for the three months ended December 31, 2012.

•	$2.0 million for the three months ended September 30, 2012.

•	$1.8 million for the three months ended June 30, 2012.

•	$1.9 million for the three months ended March 31, 2012.

•	$6.4 million for the year ended December 31, 2012.

•	$6.1 million for the year ended December 31, 2011.

•	$nil million in all other periods.

(h)	The adjustment reflects:

i.	Applying the 35% U.S. federal statutory rate to the pro forma adjustments in the 2012 periods.

ii.	The elimination of the tax effect of uncertain tax positions related to non-recurring transaction costs and assets held for sale.

iii.	The income tax expense required to adjust the U.S. GAAP effective rate to the estimated effective rate on all adjustments in the pro forma adjustments, the additional adjustments, and the adjustments columns for all periods.

(i)	The adjustment reflects incremental expected interest expense on our new borrowings under our senior secured credit facilities for an estimated $0.5 million for the year ended December 31, 2011.

(j)	The adjustment reflects elimination of the (income) expense related to the mark-to-market adjustment on our interest rate swaps.

•	$0.6 million for the three months ended December 31, 2013.

•	$4.2 million for the three months ended September 30, 2013.

•	$(8.2) million for the three months ended June 30, 2013.

•	$0.0 million for the three months ended March 31, 2013.

•	$1.2 million for the three months ended December 31, 2012.

•	$(3.4) million for the year ended December 31, 2013.

•	$1.2 million for the year ended December 31, 2012.

•	$nil million in all other periods.

(k)	For quarters in 2011, 2012, and the three months ended March 31, 2013, the number of shares used to compute basic earnings per share is 173,000,000, which is comprised of 23,000,000 shares of Class A common stock (the number of shares outstanding upon completion of our initial public offering) and 150,000,000 shares of Class B common stock. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.

On May 23, 2013, Dean Foods distributed to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding. For the three months ended December 31, 2013, the number of shares used to compute basic earnings per share is 173,372,075, which is comprised entirely of shares of Class A common stock on a weighted average basis. For the three months ended September 30, 2013, the numbers of shares used to compute basic earnings per share is 173,097,361, which is comprised of 109,612,955 shares of Class A common stock and 63,484,406 shares of Class B common stock on a weighted average basis. For the three months ended June 30, 2013, the number of shares used to compute basic earnings per share is 173,005,352, which is comprised of 58,185,066 shares of Class A common stock and 114,820,286 shares of Class B common stock on a weighted average basis. For the year ended December 31, 2013, the number of shares used to compute basic earnings per share is 173,120,689, which is comprised of 91,506,411 shares of Class A common stock and 81,614,278 shares of Class B common stock on a weighted average basis. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.

THE WHITEWAVE FOODS COMPANY
1225 17TH STREET, SUITE 1000
DENVER, CO 80202

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

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CONTROL # → 000000000000

| NAME | SHARES |
|---|---|
| THE COMPANY NAME INC. - COMMON | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS A | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS B | 123,456,789,012.12345 |
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| THE COMPANY NAME INC. - CLASS D | 123,456,789,012.12345 |
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02 0000000000

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 01. Gregg L. Engles | ☐ | ☐ | ☐ |
| 02. Joseph S. Hardin, Jr. | ☐ | ☐ | ☐ |

| The Board of Directors recommends you vote FOR proposals 2, 3 and 4. | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to approve amendments to our charter prompted by the conversion of our Class B common stock into Class A common stock. | ☐ | ☐ | ☐ |
| 3. Proposal to approve amendments to our charter prompted by the completion of our separation from Dean Foods Company. | ☐ | ☐ | ☐ |
| 4. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2014. | ☐ | ☐ | ☐ |

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

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0000198275_1 R1.0.0.51160

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

**THE WHITEWAVE FOODS COMPANY**
**Annual Meeting of Shareholders**
**May 15, 2014 9:30 AM (MST)**
**This proxy is solicited by the Board of Directors of The WhiteWave Foods Company**
**For the 2014 Annual Meeting of Shareholders to be held at 9:30 am on May 15, 2014.**

The undersigned appoints Gregg L. Engles and Roger E. Theodoredis, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Class A common stock of The WhiteWave Foods Company held of record by the undersigned at the close of business on March 21, 2014 at the Annual Meeting of Shareholders of the The WhiteWave Foods Company to be held on May 15, 2014 or at any postponement or adjournment thereof.

Please direct your proxy how he is to vote by placing an "X" in the appropriate box opposite the resolutions, which have all been proposed by The WhiteWave Foods Company, specified on the reverse side hereof. **This proxy, when properly executed and timely received, will be voted in the manner directed herein. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "For" each of the following nominees for director and "For" proposals 2, 3 and 4.**

**Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.**

**Continued and to be signed on reverse side**

0000198275_2 R1.0.0.51160